Exhibit 2.1

[EXECUTION COPY]

MEMBERSHIP UNIT PURCHASE AGREEMENT

BY AND AMONG

XE SERVICES LLC,

AAR AIRLIFT, LLC

AND

AAR CORP.

DATED AS OF MARCH 25, 2010

SALE OF

AVIATION WORLDWIDE SERVICES, L.L.C.

AND

EP AVIATION, LLC

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i

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12.15	Disclosure Letters	80

v

MEMBERSHIP UNIT PURCHASE AGREEMENT

This MEMBERSHIP UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of March 25, 2010 (the “Execution Date”), is by and among XE SERVICES LLC, a Delaware limited liability company (“Seller”), AAR AIRLIFT, LLC, a Delaware limited liability company (“Purchaser”), and, for the purposes of Article 6, Section 7.3 and Section 7.19 only, AAR CORP., a Delaware corporation and the indirect parent of Purchaser (“AAR”).  Seller and Purchaser are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.            Seller owns the AWS Membership Units (as defined below) and the EPA Membership Units (as defined below); and

B.            On the terms and subject to the conditions of this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the AWS Membership Units and the EPA Membership Units;

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1          Specific Definitions.  As used in this Agreement, the following terms have the following meanings:

“AAR” has the meaning set forth in the Preamble.

“Acquired Companies” means AWS, the AWS Subsidiaries and EPA.

“Acquired Company Indebtedness” means, with respect to any Acquired Company, all indebtedness arising from borrowed money outstanding under (a) the First Amended and Restated Master Loan Agreement, dated October 1, 2007, by and among Wells Fargo Bank Northwest, National Association, not in its individual capacity but solely as Trustee u/a/d October 27, 2005 with Salamis Aviation Limited, EPA and The Huntington National Bank, as amended on January 29, 2008 and May 23, 2008, (b) the Loan and Security Agreement, dated September 10, 2008, by and between Presidential and United Bank, (c) the Master Loan Agreement, dated August 5, 2008, by and between Presidential and The Huntington National Bank, (d) the First Amended and Restated Master Loan Agreement, dated August 5, 2008, by and between AWS and The Huntington National Bank, (e) the Aircraft Loan Agreement, dated May 23, 2008, by and between EPA and The Huntington National Bank, (f) the Aircraft Loan Agreement, dated July 17, 2008, by and between EPA and The Huntington National Bank, and (g) the S-61 Notes.

“Acquired Company Insurance Policies” has the meaning set forth in Section 7.8(a).

“Acquired Company Insureds” has the meaning set forth in Section 7.8.

“Acquired Company Personnel” has the meaning set forth in Section 7.9(c).

“Action” means any action, claim, suit, arbitration, proceeding, order, audit, investigation or litigation.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  The term “control” as used in the preceding sentence shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Affiliate Guaranty” means any guaranty, indemnity, performance bond, letter of credit or support, deposit or other security or contingent obligation in the nature of a financial obligation, or any portion thereof, entered into or granted by Seller or any of its Affiliates (other than the Acquired Companies, but including Erik D. Prince) in relation to or arising out of any obligations or liabilities of any Acquired Company (a) that is set forth in Exhibit 1.1A or (b) that was incurred in connection with Acquired Company Indebtedness or otherwise in the ordinary course of business.

“After-Tax Basis” means, with respect to any payment to be received under Article 10, the amount of such payment increased so that, after deduction of the amount of all Taxes required to be paid by the recipient with respect to such payment, calculated at the maximum marginal federal, state and local income tax rates then generally applicable to widely held U.S. corporations (less any (i) Tax savings realized by the recipient as a result of the payment of the indemnified amount and (ii) any Tax savings realized by the recipient as a result of any liabilities paid or accrued by the recipient which gave rise to the payment to recipient), with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.  For these purposes, “Tax savings” shall include any Tax savings to be realized by the recipient subsequent to the payment to the recipient discounted at the rate of 6% per annum.  Any Tax savings to be realized by the recipient subsequent to the payment to the recipient shall be calculated at the maximum marginal federal, state and local income Tax rates generally applicable to widely held U.S. corporations for the recipient’s taxable year in which the payment is received.

“Agreement” has the meaning set forth in the Preamble.

“Aircraft” has the meaning set forth in Section 5.23(a).

“Aircraft Lease” means a lease of any Aircraft to, or other financing with respect to any Aircraft owned by, an Acquired Company.

“Air Quest” means Air Quest, Inc., a Florida corporation.

“Allocation Schedule” has the meaning set forth in Section 3.3.

“Ancillary Agreement” means the Assignment of AWS Membership Units, the Assignment of EPA Membership Units, the Escrow Agreement, the Second Escrow Agreement,  the Detained Aircraft Escrow Agreement, the License Agreement, the PAW Tracks License Agreement and the Promissory Note.

“Applicable Rate” means the prime interest rate as reported in The Wall Street Journal on the Business Day immediately following the day on which (a) the Final Closing Net Asset Value Statement becomes final and binding on the Parties as provided in Section 3.2(d) or (b) Purchaser receives a Tax refund, credit or overpayment as provided in Section 10.6.

“Assignment of AWS Membership Units” has the meaning set forth in Section 4.2(d).

“Assignment of EPA Membership Units” has the meaning set forth in Section 4.2(e).

“Audited Statement of Net Asset Value” has the meaning set forth in Section 3.2(c)(ii).

“AWS” means Aviation Worldwide Services, L.L.C., a Florida limited liability company.

“AWS Financial Statements” means (a) the audited consolidated financial statements of AWS and the AWS Subsidiaries as of and for the 12 month periods ended December 31, 2008 and December 31, 2007, consisting of (i) the audited consolidated balance sheets of AWS as of December 31, 2008 and December 31, 2007, (ii) the audited consolidated statements of income of AWS for the 12 months ended December 31, 2008 and December 31, 2007, (iii) the audited consolidated statements of changes in member’s equity of AWS for the 12 months ended December 31, 2008 and December 31, 2007 and (iv) the audited consolidated statements of cash flows of AWS for the 12 months ended December 31, 2008 and December 31, 2007 and (b) the interim unaudited consolidated financial statements of AWS and the AWS Subsidiaries as of and for the 10 month period ended October 31, 2009, consisting of (i) the unaudited consolidated balance sheet of AWS as of October 31, 2009 and (ii) the unaudited consolidated statement of income of AWS for the 10 months ended October 31, 2009.

“AWS Membership Units” means all of the issued and outstanding membership units of AWS.

“AWS Subsidiaries” means Presidential, Air Quest and STI.

“Base Amount” has the meaning set forth in Section 3.1.

“Blackwater Name” means the business name, brand name, trademark, trade name, service mark, service name and domain name “Blackwater,” the Blackwater bear paw logo, any business name, brand name, trademark, trade name, service mark, service name and domain name that includes the word “Blackwater” or the Blackwater bear paw logo, any portion thereof, and any and all other derivatives thereof.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York City, New York are authorized by law or other governmental action to close.

“Business Intellectual Property” means any Intellectual Property, Technology or other intellectual property rights owned or used by the Acquired Companies in the conduct of their business, including all goodwill associated therewith, but expressly excluding therefrom the Blackwater Name and the Xe Name.

“Caravan Agreement” has the meaning set forth in Section 7.22.

“Closing” has the meaning set forth in Section 4.1.

“Closing Balance Sheet” has the meaning set forth in Section 3.2(c)(i).

“Closing Cash Payment” has the meaning set forth in Section 3.1(a).

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Statements” has the meaning set forth in Section 3.2(c)(iv).

“Closing Net Asset Value” has the meaning set forth in Section 3.2(c)(iii).

“Closing Net Asset Value Statement” has the meaning set forth in Section 3.2(c)(iii).

“Closing Net Cash Amount” means (a) the sum of (i) the aggregate amount of all cash, cash equivalents and other short term securities of the Acquired Companies and (ii) Outstanding Deposits, less (b) the sum of (i) the aggregate amount of Restricted Cash of the Acquired Companies and (ii) the aggregate amount of the outstanding checks issued by the Acquired Companies, in each case determined as of the Effective Closing Time.

“Closing Net Cash Amount Statement” has the meaning set forth in Section 3.2(c)(iv).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collar Amount” means $3,000,000.

“Combined Financial Statements” means (a) the unaudited combined financial statements of the Acquired Companies as of and for the 12 month period ended December 31, 2008, consisting of (i) the unaudited combined balance sheets of the Acquired Companies as of December 31, 2008 and (ii) the unaudited combined statements of income of the Acquired Companies for the 12 months ended December 31, 2008, and (b) the interim unaudited combined financial statements of the Acquired Companies as of and for the 10 month period ended October 31, 2009, consisting of (i) the unaudited combined balance sheet of the Acquired Companies as of October 31, 2009 and (ii) the unaudited combined statement of income of the Acquired Companies for the 10 months ended October 31, 2009, in each of clauses (a) and (b) prepared based upon the policies and procedures set forth in Section 5.5 of the Disclosure Letter.

“Company Permits” has the meaning set forth in Section 5.13(a).

“Competitive Business” has the meaning set forth in Section 7.9(a).

“Computer Software” has the meaning set forth in Section 5.12(f).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 4, 2009 and amended as of November 12, 2009, between Edgeview Partners LLC (acting on behalf of Seller and AWS) and AAR.

“Consent” means a consent, authorization, approval, permit, waiver or clearance of a Person or a filing or registration with a Person.

“Continuing Employees” has the meaning set forth in Section 7.14.

“Contract” means any written or oral contract, agreement, lease or sublease, license or sublicense, instrument or indenture.

“D&O Indemnified Parties” has the meaning set forth in Section 7.17(a).

“Deductible” has the meaning set forth in Section 11.4(a).

“Desktop Software” means any third-party office productivity Computer Software that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers other than by a written agreement executed by the licensee, including software licensed by shrink wrap or click wrap licenses.

“Detained Aircraft” means each of the Bell 412 helicopters (FAA Registration Nos. N2261D, N22608 and N126PA, and Manufacturer’s Serial Numbers 33076, 33075 and 33168, respectively) and each of the MD 530 helicopters (FAA Registration Nos. N971BW, N972BW and N975BW, and Manufacturer’s Serial Numbers 0066FF, 0105FF and 0103FF, respectively), in each case to the extent that such helicopter has not been released from constructive detention by the United States Customs and Border Protection as of the Closing.

“Detained Aircraft Escrow Agent” means an escrow agent to be mutually agreed upon by the Parties.

“Detained Aircraft Escrow Agreement” has the meaning set forth in Section 4.2(h).

“Detained Aircraft Escrow Amount” has the meaning set forth in Section 3.1(d).

“Detained Aircraft Price” means, with respect to a Detained Aircraft, the amount set forth as the price of such Detained Aircraft on Exhibit 7.20.

“Disclosure Letters” means collectively, the Seller Disclosure Letter and the Purchaser Disclosure Letter.

“DOD” means the United States Department of Defense.

“DOJ” means the United States Department of Justice.

“DOS” means the United States Department of State.

“Effective Closing Time” has the meaning set forth in Section 4.1.

“Employee Benefit Plans” has the meaning set forth in Section 5.22(a).

“Environmental Laws” means any federal, state, local or foreign statute, regulation, ordinance, law, rule, directive, order, decree, arbitration award, permit, license, approval, authorization, registration waiver, variance and common law relating to pollution or protection of the environment, health, safety or natural resources.  By way of example and not limitation, the term “Environmental Laws” shall include (as may be amended from time to time prior to the Closing Date) the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Oil Pollution Act, the Endangered Species Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Emergency Planning and Community Right to Know Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act and all regulations under said statutes.

“EPA” means EP Aviation, LLC, a Delaware limited liability company.

“EPA Financial Statements” means (a) the audited financial statements of EPA as of and for the 12 month period ended December 31, 2008, consisting of (i) the audited balance sheet of EPA as of December 31, 2008, (ii) the audited statement of income of EPA for the 12 months ended December 31, 2008, (iii) the audited statement of changes in member’s equity of EPA for the 12 months ended December 31, 2008 and (iv) the audited statement of cash flows of EPA for the 12 months ended December 31, 2008 and (b) the interim unaudited financial statements of EPA as of and for the 10 month period ended October 31, 2009, consisting of (i) the unaudited balance sheet of EPA as of October 31, 2009 and (ii) the unaudited statement of income of EPA for the 10 months ended October 31, 2009.

“EPA Membership Units” means all of the issued and outstanding membership units of EPA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means The PrivateBank and Trust Company, an Illinois banking corporation.

“Escrow Agreement” has the meaning set forth in Section 4.2(f).

“Escrow Amount” has the meaning set forth in Section 3.1(b).

“Escrow Fund” has the meaning set forth in Section 11.11.

“Escrow Period” has the meaning set forth in Section 11.11.

“Estimated Closing Net Cash Amount” has the meaning set forth in Section 3.2(a).

“Estimated NAV Deficiency Amount” has the meaning set forth in Section 3.2(b).

“Estimated NAV Surplus Amount” has the meaning set forth in Section 3.2(b).

“Estimated Net Asset Value Amount” has the meaning set forth in Section 3.2(b).

“Estimated Net Asset Value Statement” has the meaning set forth in Section 3.2(b).

“Excluded Assets” means, collectively, (a) all membership interests of Guardian and (b) those assets, properties and rights of the Acquired Companies set forth in Exhibit 1.1B, including rights arising after the Closing with respect to such assets, properties and rights.

“Excluded Obligations” means any liability arising exclusively out of any Excluded Asset, whether arising before, at or after the Closing.

“Execution Date” has the meaning set forth in the Preamble.

“FAA” means the United States Federal Aviation Administration.

“FAR” means Federal Aviation Regulation (14 C.F.R. §§1-199).

“Falcon Contract” means that certain Aviation Services Agreement, dated July 2, 2009, by and between Falcon Aviation Services LLC and Greystone Limited, including all exhibits and attachments thereto and all purchase orders issued pursuant thereto, as amended as of the date of this Agreement.

“Final Closing Net Asset Value Statement” has the meaning set forth in Section 3.2(d)(i).

“Final Closing Net Cash Amount” has the meaning set forth in Section 3.2(d)(iv).

“Final Closing Net Cash Amount Statement” has the meaning set forth in Section 3.2(d)(iii).

“Final NAV Deficiency Amount” has the meaning set forth in Section 3.2(e)(i).

“Final NAV Surplus Amount” has the meaning set forth in Section 3.2(e)(ii).

“Final Net Asset Value Amount” has the meaning set forth in Section 3.2(d)(ii).

“Financial Statements” means, collectively, the AWS Financial Statements and the EPA Financial Statements.

“FLSA” means the United States Fair Labor Standards Act.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles as in effect during the applicable period and applied in a manner consistent with the applicable Financial Statements.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, change order, option or other contractual arrangement between an Acquired

Company, on the one hand, and either (a) any Governmental Authority, (b) any prime contractor of any Governmental Authority or (c) any subcontractor with respect to any contract described in clauses (a) or (b) of this definition, where the ultimate customer is a Governmental Authority, on the other hand, that has not been closed by the Governmental Authority, such prime contractor or such subcontractor, as appropriate, and is actively being performed by an Acquired Company.

“Governmental Authority” means any federal, state, local or foreign government, or any subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government.

“Guaranteed Obligations” has the meaning set forth in Section 7.19(a).

“Guaranty” has the meaning set forth in Section 7.19(a).

“Guardian” means Guardian Flight Systems LLC, a Delaware limited liability company.

“Hazardous Materials” means any substance or material that is considered, described, characterized or listed as a hazardous material, hazardous substance, hazardous waste, toxic substance, toxic pollutant, contaminant, petroleum (including crude oil and any fractions thereof, as well as waste or used petroleum oils), natural or synthetic gas or any mixture thereof, asbestos, asbestos-containing material, PCB or materials or objects containing PCB, medical waste, infectious waste, radon gas, lead-containing paint, radioactive material or words of similar import, in or under any Environmental Laws, or any chemicals, substances, materials or compounds that are otherwise subject to regulation, prohibition, control or remediation under any Environmental Laws.  However, commonly available office and janitorial supplies present in compliance with applicable Environmental Laws solely for routine use at the same location do not, without more, constitute a “Hazardous Material.”

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” means the Person or Persons asserting a claim for indemnification under Article 11.

“Indemnifying Party” means the Person or Persons against whom an indemnification claim is asserted under Article 11.

“Independent Accountant” has the meaning set forth in Section 3.2(d).

“Independent Contractor” means those Persons party to an agreement with an Acquired Company for the provision of services to an Acquired Company substantially in the form of the Independent Contractor Service Agreement attached as Section 1.1(a) of the Seller Disclosure Letter or any Person operating without any such agreement but under a similar arrangement, including those Persons set forth in Section 1.1(b) of the Seller Disclosure Letter.

“Individual Permits” has the meaning set forth in Section 5.13(b).

“Insurance Policy” has the meaning set forth in Section 5.18.

“Intellectual Property” means domestic and foreign (a) registered and unregistered trade names and DBA’s, trade dress, trademarks, service marks, applications for trademarks and applications for service marks, (b) patent registrations and patent applications, (c) utility model registrations and utility model applications, (d) copyrights, claims for copyrights, copyright registrations and copyright applications and (e) Internet domain names.

“Intellectual Property Licenses” has the meaning set forth in Section 5.12(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” or any other similar term or knowledge qualification, means the actual knowledge, after consultation with their direct reports with responsibility for the relevant subject matter, of any of Tim Childrey, Richard Pere, Stephen Phillips, Erik Prince, Mike Taylor and Joseph Yorio.  Section 1.1(c) of the Seller Disclosure Letter lists the direct reports of each of the foregoing persons.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Age Discrimination in Employment Act, the United States Americans with Disabilities Act, the United States Family and Medical Leave Act, the United States Worker Adjustment and Retraining Notification Act, the OSH Act, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, FLSA and the United States Rehabilitation Act of 1973, and all rules and regulations promulgated under such acts.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.16.

“License Agreement” has the meaning set forth in Section 4.2(g).

“Lien” means any mortgage, pledge, security interest, encumbrance or lien.

“Losses” means claims, losses, damages, liabilities, penalties, assessments, obligations or expenses of any kind or type, including reasonable fees and expenses of counsel.

“Material Contract” has the meaning set forth in Section 5.14(a).

“Membership Units” means, collectively, the AWS Membership Units and the EPA Membership Units.

“Net Asset Value” means, as of the date of computation, the dollar value of the difference between (a) the total amount of the assets of the Acquired Companies determined on a combined basis (excluding (i) all Excluded Assets, (ii) all cash and cash equivalents (other than Restricted Cash) and (iii) all intercompany receivables from Seller or its Affiliates (other than the Stipulated Intercompany Receivables)) and (b) the total amount of the liabilities of the Acquired Companies not discharged by Seller or the Acquired Companies at the Effective Closing Time determined on a combined basis (excluding all Excluded Obligations, income Taxes, Transfer Taxes (but including all sales, use and other Taxes historically accrued for by the Acquired Companies) and Acquired Company Indebtedness, and all intercompany liabilities payable to Seller or its Affiliates (other than the Stipulated Intercompany Payables)).

“Non-Governmental Organization” means the North Atlantic Treaty Organization, the United Nations and other similar non-governmental organizations that are funded entirely by one or more Governmental Authorities.  For the avoidance of doubt, a Non-Governmental Organization shall not include (a) any Governmental Authority (whether domestic, foreign, state, local or otherwise), (b) any for profit entity, private sector organization or other commercial enterprise, or (c) any hospital, health system, charity, charitable foundation or other similar non-profit organization.

“Objection” has the meaning set forth in Section 3.2(d).

“Order” has the meaning set forth in Section 5.9(a).

“OSH Act” means the United States Occupational Safety and Health Act.

“Outstanding Deposits” means, as of any time, the aggregate amount of all outstanding deposits made to bank accounts or cash or cash equivalent accounts at other financial institutions of the Acquired Companies, but which have not been posted to such accounts of the Acquired Companies as of such time.

“Owned Intellectual Property” means Intellectual Property and Technology owned by the Acquired Companies as of the date hereof.

“Party” has the meaning set forth in the Preamble.

“PAW Tracks License Agreement” has the meaning set forth in Section 4.2(l).

“Permits” means all permits, authorizations, registrations, certificates, variances, approvals and licenses issued by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the Acquired Companies’ books, (b) mechanics’, materialmen’s, and any similar statutory or common law inchoate Lien or restriction for amounts not yet due and payable, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) any Liens arising out of any Aircraft Lease, (e) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (f) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and similar types of social security, (g) Liens disclosed in Exhibit 1.1C and (h) Liens encumbering the landlord’s interest in Leased Real Property.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a Governmental Authority.

“Post-Closing Period” has the meaning set forth in Section 10.1(b).

“Pre-Closing Period” has the meaning set forth in Section 10.1(a).

“Preferred Supplier” has the meaning set forth in Section 7.18(b).

“Preferred Supplier Contract” has the meaning set forth in Section 7.18(b).

“Preferred Supplier Period” has the meaning set forth in Section 7.18(b).

“Presidential” means Presidential Airways, Inc., a Florida corporation.

“Promissory Note” has the meaning set forth in Section 4.3(l).

“PRT Contract” means that certain Worldwide Personal Protective Services Task Order 2007-0010 issued against the Master Transport Services Agreement entered into on January 1, 2005 between U.S. Training Center, Inc. (f/k/a Blackwater Lodge and Training, Inc.) and Presidential.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Letter” means the letter prepared by Purchaser and delivered to Seller setting forth the disclosures required to be made by Purchaser, including exceptions and qualifications to the representations and warranties contained in Article 6 and certain other information called for by this Agreement, as the same may be amended from time to time in accordance with this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.2.

“Purchaser Plans” has the meaning set forth in Section 7.15(a).

“Real Property Leases” has the meaning set forth in Section 5.16.

“Related Person” means, with respect to any Person, all directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, lenders, investment bankers or representatives of any such Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migration, leaching, placing, discarding, dumping or disposing of any Hazardous Materials into the environment (including the abandonment of barrels, containers or other closed receptacles containing any Hazardous Materials).  However, the act of disposing of Hazardous Materials in accordance with applicable Environmental Laws to a third-party site licensed to accept such Hazardous Materials for disposal does not, without more, constitute a “Release.”

“Reorganization” means the reorganization of AWS, the AWS subsidiaries and EPA with respect to the Excluded Assets and the transfer of items 1 and 2 of Section 5.12(e) of the Seller Disclosure Letter to the Acquired Companies to be carried out substantially in accordance with Exhibit 1.1D.

“Required Aviation Services” has the meaning set forth in Section 7.18(b).

“Required Governmental Approval” means any Consent required from, with or to (a) the FAA, (b) the DOD, (c) the DOS, (d) the DOJ, (e) the FTC or (f) any other Governmental Authority required to consummate the transactions contemplated by this Agreement, other than those Consents set forth on Exhibit 1.1E.

“Restricted Cash” means, as of any time, the excess, if any, of (a) the advance payments and deposits held by Presidential or STI with respect to Contract No. DP3/4/27/1/2007/30 between The General Headquarters of the United Arab Emirates Armed Forces and Presidential (“UAE Contract”) as reflected on the books and records of STI as “240-02 Customer Deposit — UAE, #1-10” and “240-03 Customer Deposit — UAE, #11-20” as of such time over (b) the sum of (i) the accounts receivable due to Presidential or STI with respect to such Contract as reflected on the books and records of STI as “120-04 Accounts Receivable” as of such time and (ii) any unbilled revenue of Presidential or STI with respect to such Contract as reflected on the books and records of STI as “130-10 Unbilled Revenue” as of such time, calculated in accordance with past policies and practices of the Acquired Companies.

“Retained Action” has the meaning set forth in Section 11.6.

“Review Period” has the meaning set forth in Section 3.2(d).

“S-61 Notes” means (a) the Promissory Note, dated April 7, 2009, in the original principal amount of $5,800,000 issued by AWS to Carson Helicopters, Inc., as amended on May 13, 2009, (b) the Promissory Note, dated April 16, 2009, in the original principal amount of $5,800,000 issued by AWS to Carson Helicopters, Inc., as amended on May 13, 2009, and (c) the Promissory Note, dated May 13, 2009, in the original principal amount of $5,800,000 issued by AWS to Carson Helicopters, Inc.

“Second Escrow Agent” means The Huntington National Bank, a national banking association.

“Second Escrow Agreement” has the meaning set forth in Section 4.2(g).

“Second Escrow Amount” has the meaning set forth in Section 3.1(c).

“Second Escrow Fund” has the meaning set forth in Section 11.12.

“Second Escrow Period” has the meaning set forth in Section 11.12.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Confidential Information” has the meaning set forth in Section 7.10(c).

“Seller Disclosure Letter” means the letter prepared by Seller and delivered to Purchaser setting forth the disclosures required to be made by Seller, including exceptions and qualifications to the representations and warranties contained in Article 5 and certain other information called for by this Agreement, as the same may be amended from time to time in accordance with this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Seller Insurance Policies” has the meaning set forth in Section 7.8(b).

“Seller Material Adverse Effect” means a state of facts, event, change or effect that (a) with respect to any Acquired Company, results, or is reasonably likely to result, in a material adverse effect on the business, assets or results of operations of the Acquired Companies, taken as a whole, (b) with respect to Seller or any Acquired Company, results, or is reasonably likely to result, in a material adverse effect on (i) the ability of Seller to perform its obligations under this Agreement and the Ancillary Agreements to which Seller is or will be a party or (ii) the ability of Seller to consummate the transactions contemplated hereby and thereby; provided, however, that there shall be excluded from the determination of Seller Material Adverse Effect any state of facts, event, change or effect caused by events, changes or developments arising from or relating to: (A) changes in general business or economic conditions, (B) changes or conditions affecting the industry or markets in which any of the Acquired Companies operate, (C) changes in national or international political or social conditions, including the engagement or disengagement by the United States in hostilities (with respect to any such engagement, whether or not pursuant to the declaration of a national emergency or war) or the occurrence of any military or terrorist attack upon the United States or any of its territories or possessions or upon any military installation, equipment or personnel of the United States, (D) changes in GAAP, (E) changes (or proposed changes) in any Law, (F) disclosure of the existence or terms of this Agreement or any Ancillary Agreement or a public announcement of the transactions contemplated hereby or thereby or (G) the taking of any action contemplated by this Agreement or any Ancillary Agreement; and provided, further, that any state of facts, event, change, occurrence or effect directly attributable to any of the items set forth in clauses (A), (B), (C), (D) or (E) above shall be taken into account in determining whether a “Seller Material Adverse Effect” has occurred to the extent that any such items affect the Acquired Companies, taken as a whole, in a manner that is materially and adversely disproportionate to the effect on other businesses in the same industry as the Acquired Companies.

“Seller Personnel” has the meaning set forth in Section 7.9(d).

“Sikorsky Contract” means that certain Services Agreement, effective as of October 1, 2007, by and between Sikorsky Aircraft Corporation and Greystone Limited, including all exhibits and attachments thereto and all purchase orders issued pursuant thereto, as amended as of the date of this Agreement.

“Special Warranties” has the meaning set forth in Section 11.1.

“Specialty Areas” has the meaning set forth in Section 5.7(a).

“STI” means STI Aviation, Inc., a Florida corporation.

“Stipulated Intercompany Payables” means the actual intercompany liabilities described on Exhibit 1.1F outstanding as of the Effective Closing Time in an amount not to exceed $4,500,000 in the aggregate.

“Stipulated Intercompany Receivables” means the actual intercompany receivables described on Exhibit 1.1G outstanding as of the Effective Closing Time.

“Straddle Period Return” has the meaning set forth in Section 10.2(b).

“Super T Subcontract” means that certain Basic Ordering Agreement Cost Plus Fixed Fee Subcontract No. M801-PA (including all Technical Direction Letters issued pursuant thereto) under Government Prime Contract #N00178-05-D-4527, M801 by and between Research Engineering Development, Inc. and Presidential Airways, Inc., as amended, modified or supplemented.

“Super Tucano” means the Super Tucano EMB-314 (FAA Registration No. N314TG) and related assets.

“Survival Period” means the applicable survival period for the representations, warranties covenants and obligations set forth in the first sentence of Section 11.1.

“Target Net Asset Value Amount” means $183,000,000.

“Tax or Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including (a) any federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, profits, gains, margin, sales, use, lease, license, service, royalty, severance, ad valorem, property, asset, value added, transfer, transaction, capital, net worth, franchise, withholding on amounts paid to or by the relevant Person, payroll, employment, social security, workers’ compensation, unemployment compensation, utility, excise, severance, production, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other governmental taxes, fees, assessments or charges of any nature imposed by or payable to any Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report; (b) any liability of the relevant Person for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the relevant Person for payment of such amounts was determined or taken into account with reference to the liability of any other entity; (c) any liability of the relevant Person for the payment of any amounts as a result of being a party to any Tax sharing agreements or other contractual arrangements (whether or not written) binding on the relevant Person or with respect to the payment of any amounts of any of the foregoing types as a result of any obligation to indemnify any other Person; and (d) any liability of the relevant Person for failure to properly treat a worker as an employee for United States federal, state or local tax purposes for the period prior to the Closing.

“Tax Indemnified Person” has the meaning set forth in Section 10.5(a).

“Tax Indemnifying Person” has the meaning set forth in Section 10.5(a).

“Tax Items” has the meaning set forth in Section 10.2(a).

“Tax Return” means any report, return or filing, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed with respect to any Taxes.

“Technology” means technical information, computer software and related documentation, databases and software, know-how, trade secrets, drawings, blueprints, designs, design protocols, industrial designs, specifications for materials, specifications for parts and devices, safety procedures for the handling of materials and substances, quality assurance and control procedures, design tools and simulation capability, inventions, supplemental type certificates, discoveries, ideas, processes, formulae, models, confidential information and proprietary information (whether or not patented or patentable), and all manuals and technical information provided to the employees, independent contractors, customers, suppliers, agents or licensees of any Acquired Company.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Transfer Taxes” means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

“UAE Contract” has the meaning set forth in the definition of “Restricted Cash”.

“Xe Name” means the business name, brand name, trademark, trade name, service mark, service name and domain name “Xe,” the Xe “X” logo, any business name, brand name, trademark, trade name, service mark, service name and domain name that includes the word “Xe” or the Xe “X” logo, any portion thereof, and any and all other derivatives thereof.

ARTICLE 2.

SALE AND PURCHASE OF MEMBERSHIP UNITS

2.1                               Sale and Purchase of AWS Membership Units and the EPA Membership Units.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and assign to Purchaser, and Purchaser shall purchase, acquire and take an assignment from Seller of, all of Seller’s right, title and interest in and to the Membership Units.

ARTICLE 3.

CONSIDERATION

3.1                               Purchase Price.  The aggregate consideration for the sale, transfer and assignment of the Membership Units to Purchaser at and as of the Closing as provided in this Agreement shall be an amount equal to $200,000,000 (the “Base Amount”), subject to adjustment as provided in Sections 3.2(b) and (e), Section 7.20, Section 10.10 and Section 11.9 (as so adjusted, the “Purchase Price”).  On the terms and subject to the conditions of this Agreement, the Purchase Price shall be payable by wire transfer of immediately available funds as follows:

(a)                                 At the Closing, Purchaser shall pay to Seller an amount equal to the following (the “Closing Cash Payment”): (i) the Base Amount, minus (ii) the Escrow Amount, (iii) minus the Second Escrow Amount, (iv) minus the Detained Aircraft Escrow Amount, if any, plus (v) the Estimated Closing Net Cash Amount as determined in accordance with Section 3.2(a), and (vi) plus any Estimated NAV Surplus Amount or minus any Estimated NAV Deficiency Amount as determined in accordance with Section 3.2(b);

(b)                                 At the Closing, Purchaser shall deposit with the Escrow Agent an amount equal to $20,000,000 (the “Escrow Amount”), which shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement;

(c)                                  At the Closing, Purchaser shall deposit with the Second Escrow Agent an amount equal to $10,000,000 (the “Second Escrow Amount”), which shall be held and disbursed by the Second Escrow Agent in accordance with the Second Escrow Agreement;

(d)                                 At the Closing, if any Detained Aircraft remain in detention, Purchaser shall deposit with the Detained Aircraft Escrow Agent an amount equal to the Detained Aircraft Prices of all Detained Aircraft, if any (the “Detained Aircraft Escrow Amount”), which shall be held and disbursed by the Detained Aircraft Escrow Agent in accordance with the Detained Aircraft Escrow Agreement; and

(e)                                  Any adjustments to the Purchase Price pursuant to this Agreement shall be paid as and when due in accordance with the terms of this Agreement.

3.2                               Closing Net Cash Adjustment and Net Asset Value Adjustment.

(a)                                 Estimated Closing Net Cash Amount.  On or prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Purchaser a written statement setting forth Seller’s good faith estimate of the Closing Net Cash Amount (the “Estimated Closing Net Cash Amount”), which amount shall be used for purposes of determining the Closing Cash Payment.

(b)                                 Estimated Net Asset Value Adjustment.  At least three Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Purchaser (i) a good faith estimate of the unaudited combined balance sheet of the Acquired Companies as of the Effective Closing Time, which shall be prepared by Seller in accordance with the past policies and practices of the Acquired Companies (without giving effect to the purchase and sale of the Membership Units), and (ii) a written statement setting forth Seller’s good faith estimate of the Net Asset Value as of the Effective Closing Time prepared in accordance with the sample calculation and methodologies and principles set forth on Exhibit 3.2(c)(iii) (the “Estimated Net Asset Value Amount”) and the resulting calculation of the Estimated NAV Deficiency Amount (as defined below), if any, or the Estimated NAV Surplus Amount (as defined below), if any (the “Estimated Net Asset Value Statement”).  If the Estimated Net Asset Value Amount is less than the Target Net Asset Value Amount by more than the Collar Amount, then the amount of the Closing Cash Payment shall be decreased, dollar for dollar, pursuant to Section 3.1(a)(vi) by an amount (the “Estimated NAV Deficiency Amount”) equal to (x) the amount by which the Target Net Asset Value Amount exceeds the Estimated Net Asset Value Amount minus (y) the Collar

Amount.  If the Estimated Net Asset Value Amount is greater than the Target Net Asset Value Amount by more than the Collar Amount, then the amount of the Closing Cash Payment shall be increased, dollar for dollar, pursuant to Section 3.1(a)(vi) by an amount (the “Estimated NAV Surplus Amount”) equal to (x) the amount by which the Estimated Net Asset Value Amount exceeds the Target Net Asset Value Amount minus (y) the Collar Amount.  If the Estimated Net Asset Value Amount does not differ from the Target Net Asset Value Amount by more than the Collar Amount, then the Closing Cash Payment shall not be adjusted pursuant to Section 3.1(a)(vi) as a result of the Estimated Net Asset Value Amount.

(c)                                  Preparation of Closing Date Statements.  As soon as practicable (but in any event within 120 days) after the Closing Date, Purchaser shall prepare, or cause to be prepared, and deliver to Seller:

(i)                                     a combined balance sheet of the Acquired Companies as of the Effective Closing Time (the “Closing Balance Sheet”), which shall be prepared by Purchaser in accordance with GAAP applied consistent with the past policies and practices of the Acquired Companies (without giving effect to the purchase and sale of the Membership Units);

(ii)                                  a statement of net asset value, which shall be derived from the Closing Balance Sheet and audited by Seller’s auditors (the “Audited Statement of Net Asset Value”), the expense of which audit will be borne one-half by Seller and one-half by Purchaser;

(iii)                               a written statement setting forth Purchaser’s determination and calculation of the Net Asset Value as of the Effective Closing Time prepared in accordance with the sample calculation and methodology and principles set forth on Exhibit 3.2(c)(iii) (the “Closing Net Asset Value”), including the components thereof, and Purchaser’s determination of the resulting calculation of the anticipated final adjustment amount in accordance with Section 3.2(e) (the “Closing Net Asset Value Statement”), which shall include such information as is reasonably sufficient to reflect how Purchaser made such determination and calculation; and

(iv)                              a written statement setting forth Purchaser’s determination and calculation of the Closing Net Cash Amount, including the components thereof, and Purchaser’s determination of the resulting calculation of the anticipated final adjustment amount in accordance with Section 3.2(f) (the “Closing Net Cash Amount Statement”, together with the Closing Balance Sheet, the Audited Statement of Net Asset Value and the Closing Net Asset Value Statement, the “Closing Date Statements”), which shall include such information as is reasonably sufficient to reflect how Purchaser made such determination and calculation.

(d)                                 Review of and Resolution of Disputes Relating to the Closing Date Statements.  Seller shall complete its review of the Closing Date Statements within 30 days after the date on which the Closing Date Statements are delivered to it (the “Review Period”).  During the Review Period, Purchaser shall make readily available to Seller and its Related Persons all relevant books and records and any workpapers (including those of its accountants) in its possession or under its control relating to the Closing Date Statements and all other items reasonably requested by Seller or its Related Persons for the purpose of such review.  In the event that Seller determines that any item reflected on the Closing Date Statements has not been determined on the basis set forth in this Agreement, or has been included in violation of this

Agreement, Seller shall so inform Purchaser in writing (the “Objection”) on or before 11:59 p.m. on the last day of the Review Period, setting forth a specific description of the basis or bases of the Objection and the adjustments to the Closing Balance Sheet, Audited Statement of Net Asset Value, Closing Net Asset Value Statement and/or Closing Net Cash Amount Statement that Seller believes should be made.  Purchaser shall have 30 days after the delivery of the Objection to review and respond to the Objection, and the Parties shall attempt in good faith to reach an agreement with respect to any matters in dispute.  If the Parties are unable to resolve all of their differences within 30 days after the expiration of the 30-day period following delivery to Purchaser of such Objection and if the Closing Balance Sheet, Audited Statement of Net Asset Value, Closing Net Asset Value Statement and/or the Closing Net Cash Amount, as applicable, is not deemed to be final as provided herein, either Party may refer their remaining differences to the Chicago, Illinois office of Deloitte & Touche LLP or another firm as agreed upon by the Parties (unless, at such time or at any other time within the past 12 months prior to such referral, Deloitte & Touche LLP or another firm as agreed upon by the Parties shall have performed work for any of the Parties or their respective Affiliates, in which case another independent accounting firm shall be selected by the Parties) (the “Independent Accountant”).  The Independent Accountant shall determine within 30 days after it has accepted such referral, on the basis of the standards set forth in this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the items reflected on the Closing Balance Sheet, Audited Statement of Net Asset Value, Closing Net Asset Value Statement and/or Closing Net Cash Amount Statement require adjustment.  During such 30 day period, neither Party, nor any Party’s Related Persons, shall meet with, make presentations to or otherwise contact the Independent Accountant regarding the Closing Date Statements, unless the Party wishing to initiate such contact with the Independent Accountant has first provided the other Party with not less than three (3) Business Days prior written notice of such proposed contact and an opportunity to be present for or otherwise participate in, as applicable, such contact.  The Independent Accountant’s determination shall be conclusive and binding upon the Parties and shall be set forth in a written determination of the Independent Accountant.  The Independent Accountant shall determine the allocation of the cost and expenses of its review and report to be paid by Seller and Purchaser based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to it; provided, however, the percentage shall not exceed 100%.  For purposes of illustration only, if there were an aggregate of $100 of items in dispute and if the final written determination of the Independent Accountant states that $80 of such items are in accordance with Seller’s position and $20 of such items are in accordance with Purchaser’s position, Seller would bear 20% of the Independent Accountant’s costs and expenses, on the one hand, and Purchaser would bear 80% of such costs and expenses, on the other hand.  The Parties shall make readily available to the Independent Accountant all relevant books and records and any workpapers (including those of their respective accountants) in their respective possession or under their respective control relating to the Closing Date Statements and all other items reasonably requested by the Independent Accountant.  As used herein:

(i)                                     the term “Final Closing Net Asset Value Statement” means (A) the Closing Net Asset Value Statement as delivered by Purchaser to Seller if no Objection regarding the Closing Net Asset Value Statement is delivered to Purchaser during the Review Period, or Purchaser and Seller so agree, (B) the Closing Net Asset Value Statement, adjusted in accordance with the Objection, if Purchaser does not dispute, in writing, any of the adjustments set forth in the Objection within the 30-day period following delivery to Purchaser of such Objection, (C) the Closing Net Asset Value Statement, as adjusted by the mutual agreement of Purchaser and Seller, or (D) the Closing Net Asset Value Statement as determined by the Independent Accountant pursuant hereto if Purchaser and Seller are unable to reach a mutual agreement on all items and refer their remaining differences to the Independent Accountant for final settlement in accordance with the terms of this Section 3.2(d);

(ii)                                  the term “Final Net Asset Value Amount” means the amount of Closing Net Asset Value shown on the Final Closing Net Asset Value Statement;

(iii)                               the term “Final Closing Net Cash Amount Statement” means (A) the Closing Net Cash Amount Statement as delivered by Purchaser to Seller if no Objection regarding the Closing Net Cash Amount Statement is delivered to Purchaser during the Review Period, or Purchaser and Seller so agree, (B) the Closing Net Cash Amount Statement, adjusted in accordance with the Objection, if Purchaser does not dispute, in writing, any of the adjustments set forth in the Objection within the 30-day period following delivery to Purchaser of such Objection, (C) the Closing Net Cash Amount Statement, as adjusted by the mutual agreement of Purchaser and Seller, or (D) the Closing Net Cash Amount Statement as determined by the Independent Accountant pursuant hereto if Purchaser and Seller are unable to reach a mutual agreement on all items and refer their remaining differences to the Independent Accountant for final settlement in accordance with the terms of this Section 3.2(d); and

(iv)                              the term “Final Closing Net Cash Amount” means the amount of Closing Net Cash Amount shown on the Final Closing Net Cash Amount Statement.

(e)                                  Final Net Asset Value Payment.

(i)                                     If the Final Net Asset Value Amount is less than the Target Net Asset Value Amount by more than the Collar Amount, then the amount of the Purchase Price shall be decreased, dollar for dollar, by an amount (the “Final NAV Deficiency Amount”) equal to (x) the amount by which the Target Net Asset Value Amount exceeds the Final Net Asset Value Amount minus (y) the Collar Amount.  In such a case, Seller shall pay to Purchaser in immediately available funds the Final NAV Deficiency Amount, (A) minus any Estimated NAV Deficiency Amount previously subtracted, or plus any Estimated NAV Surplus Amount previously added, pursuant to Section 3.1(a)(vi) in calculating the Closing Cash Payment, and (B) plus accrued interest as provided in Section 3.2(g), within two Business Days after the determination of the Final Net Asset Value Amount; provided, however, that if any Estimated NAV Deficiency Amount exceeds the amount of the Final NAV Deficiency Amount, Purchaser shall refund to Seller the difference between the Estimated NAV Deficiency Amount and the Final NAV Deficiency Amount.

(ii)                                  If the Final Net Asset Value Amount is greater than the Target Net Asset Value Amount by more than the Collar Amount, then the amount of the Purchase Price shall be increased, dollar for dollar, by an amount (the “Final NAV Surplus Amount”) equal to (x) the amount by which the Final Net Asset Value Amount exceeds the Target Net Asset Value Amount minus (y) the Collar Amount.  In such a case, Purchaser shall pay to Seller in immediately available funds the Final NAV Surplus Amount, (A) minus any Estimated NAV

Surplus Amount previously added, or plus any Estimated NAV Deficiency Amount previously subtracted, pursuant to Section 3.1(a)(vi) in calculating the Closing Cash Payment, and (B) plus accrued interest as provided in Section 3.2(g), within two Business Days after the determination of the Final Net Asset Value Amount; provided, however, that if any Estimated NAV Surplus Amount exceeds the amount of the Final NAV Surplus Amount, Seller shall refund to Purchaser the difference between the Estimated NAV Surplus Amount and the Final NAV Surplus Amount.

(iii)                               If the Final Net Asset Value Amount does not differ from the Target Net Asset Value Amount by more than the Collar Amount, then (A) there shall be no adjustment to the Purchase Price under this Section 3.2(e) and (B) Seller shall refund to Purchaser the Estimated NAV Surplus Amount, if any, or Purchaser shall refund to Seller the Estimated NAV Deficiency Amount, if any, previously added to or subtracted from, as applicable, the calculation of the Closing Cash Payment pursuant to Section 3.1(a)(vi).

(f)                                   Final Closing Net Cash Amount Payment.

(i)                                     If the Final Closing Net Cash Amount is less than the Estimated Closing Net Cash Amount, then Seller shall pay to Purchaser in immediately available funds the amount by which the Estimated Closing Net Cash Amount exceeds the Final Closing Net Cash Amount, plus accrued interest as provided in Section 3.2(g), within two Business Days after the determination of the Final Closing Net Cash Amount.

(ii)                                  If the Final Closing Net Cash Amount is greater than the Estimated Closing Net Cash Amount, then Purchaser shall pay to Seller in immediately available funds the amount by which the Final Closing Net Cash Amount exceeds the Estimated Closing Net Cash Amount, plus accrued interest as provided in Section 3.2(g), within two Business Days after the determination of the Final Closing Net Cash Amount.

(g)                                  Interest.  The amounts so payable to the other Party pursuant to Section 3.2(e) and Section 3.2(f) shall accrue simple interest on the unpaid balance from and after the Closing Date until such balance is paid in full (but no interest shall be payable for the day on which such payment is made) at the Applicable Rate.

3.3                               Allocation of Consideration.  Within 30 days after the determination of the Final Net Asset Value Amount, Purchaser shall prepare and deliver to Seller a schedule allocating the Purchase Price among (a) the assets owned by AWS, (b) the assets owned by EPA and (c) the covenant not to compete set forth in Section 7.9 in accordance with the principles and pro forma sample allocation set forth in Exhibit 3.3 and section 1060 of the Code and the regulations thereunder (the “Allocation Schedule”).  With respect to the allocation of the Purchase Price among the assets owned by AWS, the Allocation Schedule shall set forth the allocation of the Purchase Price among (a) each of the AWS Subsidiaries and (b) any other assets owned by AWS.  The Parties agree that for purposes of the Allocation Schedule, the value attributable to the UAE Contract will be offset by the Restricted Cash, and to the extent the Restricted Cash is adjusted as provided in Section 3.2(f), the value of the UAE Contract will be so adjusted to reflect the Restricted Cash adjustment.  If, within 30 days after receipt of the Allocation Schedule from Purchaser, Seller notifies Purchaser in writing that Seller objects to one or more items reflected on the Allocation Schedule, Seller and Purchaser shall negotiate in good faith to resolve such dispute.  If Seller and Purchaser fail to resolve any such dispute within 30 days after Purchaser’s receipt of Seller’s notice of objections, Seller and Purchaser shall submit the dispute for resolution to the Independent Accountant for resolution of the dispute, which resolution shall be final and binding on the Parties and shall be reflected on the Allocation Schedule.  No Party shall take any position inconsistent with the Allocation Schedule (or any adjustment to such Allocation Schedule, as contemplated by the next sentence) for Tax reporting purposes (including on IRS Form 8594).  Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulation section 1.1060-1(c).

ARTICLE 4.

CLOSING AND DELIVERIES

4.1                               Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m. (Chicago time) on the third Business Day following the satisfaction or waiver by the appropriate Party of all the conditions contained in Article 8 or on such other date or at such other place and time as may be mutually agreed to by the Parties (the “Closing Date”).  All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  The Closing will be deemed effective as of 11:59 p.m. on the Closing Date (the “Effective Closing Time”).

4.2                               Seller’s Deliveries.  At the Closing, Seller shall deliver to Purchaser the following:

(a)                                 a certificate of the secretary, assistant secretary or equivalent Person of Seller, in a form reasonably satisfactory to Purchaser, certifying (i) resolutions of the manager and member of Seller approving and authorizing the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby, (ii) a correct and complete copy of the certificate of formation and limited liability company agreement of Seller and (iii) incumbency matters with respect to Seller;

(b)                                 a good standing or similar certificate of each Acquired Company from the jurisdiction of formation or incorporation, as the case may be, of each such Acquired Company and such United States jurisdictions in which each Acquired Company is qualified as a foreign company or limited liability company (as the case may be), dated within 10 days prior to the Closing Date;

(c)                                  a certificate, in a form reasonably satisfactory to Purchaser, dated as of the Closing Date, executed by a duly authorized officer of Seller, certifying as to the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(f);

(d)                                 an assignment of the AWS Membership Units (the “Assignment of AWS Membership Units”), in the form of Exhibit A, duly executed by Seller;

(e)                                  an assignment of the EPA Membership Units (the “Assignment of EPA Membership Units”), in the form of Exhibit B, duly executed by Seller;

(f)                                   an escrow agreement, substantially in the form of Exhibit C (the “Escrow Agreement”), duly executed by Seller;

(g)                                  an escrow agreement, substantially in the form of Exhibit D (the “Second Escrow Agreement”), duly executed by Seller;

(h)                                 if there are any Detained Aircraft, an escrow agreement, substantially in the form of Exhibit E (the “Detained Aircraft Escrow Agreement”), duly executed by Seller;

(i)                                     a license agreement, in the form of Exhibit F (the “License Agreement”), duly executed by Seller;

(j)                                    a certificate of non-foreign status for Seller in a form reasonably satisfactory to Purchaser;

(k)                                 a letter in a form reasonably acceptable to Purchaser reflecting the termination of that certain Loan and Security Agreement, dated April 15, 2003, by and between AWS and Seller and a release of all obligations and security interests thereunder;

(l)                                     a license agreement with respect to Seller’s PAW Tracks software in the form of Exhibit G (the “PAW Tracks License Agreement”); and

(m)                             such other documents and instruments as may be required by any other provision of this Agreement or any Ancillary Agreement or as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.3                               Purchaser’s Deliveries.  At the Closing, Purchaser shall, and shall cause the applicable Acquired Company to, deliver to Seller (or, in the case of the Escrow Amount, the Second Escrow Amount or the Detained Aircraft Escrow Amount (if any), to the Escrow Agent, the Second Escrow Agent and the Detained Aircraft Escrow Agent, respectively) the following:

(a)                                 the Closing Cash Payment, the Escrow Amount, the Second Escrow Amount and the Detained Aircraft Escrow Amount (if any) in accordance with Section 3.1;

(b)                                 a certificate of the secretary, assistant secretary or equivalent Person of Purchaser, in a form reasonably satisfactory to Seller, certifying (i) resolutions of the manager of Purchaser approving and authorizing the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby; (ii) a correct and complete copy of the certificate of formation and limited liability company agreement of Purchaser and (iii) incumbency matters with respect to Purchaser;

(c)                                  a certificate of the secretary, assistant secretary or equivalent Person of AAR, in a form reasonably satisfactory to Seller, certifying (i) resolutions of the board of directors of AAR approving and authorizing the execution, delivery and performance by AAR of this Agreement and the consummation by AAR of the transactions contemplated hereby; (ii) a correct and complete copy of the certificate of incorporation and bylaws of AAR and (iii) incumbency matters with respect to AAR;

(d)                                 a good standing or similar certificate of Purchaser and AAR from Purchaser’s and AAR’s respective jurisdictions of formation and such jurisdictions in which Purchaser is qualified as a foreign limited liability company, dated within 10 days prior to the Closing Date;

(e)                                  a certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser and AAR, certifying as to the satisfaction of the conditions set forth in Section 8.1(a) and Section 8.1(b);

(f)                                   the Assignment of AWS Membership Units, duly executed by Purchaser;

(g)                                  the Assignment of EPA Membership Units, duly executed by Purchaser;

(h)                                 the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

(i)                                     the Second Escrow Agreement, duly executed by Purchaser and the Second Escrow Agent;

(j)                                    if there are any Detained Aircraft, the Detained Aircraft Escrow Agreement, duly executed by Purchaser and the Detained Aircraft Escrow Agent;

(k)                                 the License Agreement, duly executed by each applicable Acquired Company and Purchaser;

(l)                                     a promissory note of Presidential, payable to Seller, evidencing Presidential’s obligation to pay the Stipulated Intercompany Payables, in the form of Exhibit G (the “Promissory Note”), duly executed by Presidential;

(m)                             a release, in a form reasonably acceptable to Seller, of any and all intercompany receivables owed or allegedly owed by Seller or any of its Affiliates (other than the Acquired Companies) to any of the Acquired Companies, except for the Stipulated Intercompany Receivables; and

(n)                                 such other documents and instruments as may be required by any other provision of this Agreement or any Ancillary Agreement or as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter, Seller represents and warrants to Purchaser as of the date hereof as follows:

5.1                               Organization, Authorization and Validity.

(a)                                 Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has, or on the Closing Date will have, as applicable, all requisite limited liability company power and authority to enter into this Agreement and each Ancillary Agreement to which Seller is or will become a party and, subject to the obtaining and making (as applicable) of all Consents set forth in Section 5.4 of the Seller Disclosure Letter and assuming compliance with the HSR Act, to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each Ancillary Agreement to which Seller is or will become a party, and the performance of Seller’s obligations hereunder and thereunder has been, or on the Closing Date will be, duly authorized by the manager and member of Seller, and no other limited liability company actions or proceedings on the part of Seller are necessary to authorize such execution, delivery and performance.  This Agreement has been, and each Ancillary Agreement to which Seller is or will become a party has been, or on the Closing Date will be, duly executed by Seller, and constitute, or will constitute, when executed and delivered, Seller’s valid and binding obligations, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles.

(b)                                 Each of AWS and EPA is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its organization.  Each of AWS and EPA has all requisite limited liability company power and authority to own its properties and assets and to conduct its business as now conducted.  Each of AWS and EPA is duly qualified to do business and is in good standing as a limited liability company in every jurisdiction (U.S. and foreign) in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.  Seller has made available to Purchaser a correct and complete copy of the certificate of formation (or similar organizational document) and limited liability company agreement of each of AWS and EPA.

(c)                                  Each AWS Subsidiary is duly incorporated, validly existing and in good standing under the laws of the state of its organization.  Each AWS Subsidiary has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.  Each AWS Subsidiary is duly qualified to do business and is in good standing as a corporation in every jurisdiction (U.S. and foreign) in which the character of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary.  Seller has made available to Purchaser a correct and complete copy of the articles of incorporation and by-laws of each AWS Subsidiary.

5.2                               Capital Structure; Ownership of Membership Units.

(a)                                 Seller is the owner of all right, title and interest in and to the Membership Units, free and clear of any Lien.  All of the Membership Units have been validly issued.  There are no outstanding contractual obligations of AWS, EPA or Seller that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any equity interests of AWS or EPA (except this Agreement and AWS’ and EPA’s respective limited liability company agreements).

(b)                                 The Membership Units constitute all of the outstanding membership units (including any rights to acquire such membership units) of AWS and EPA.  Other than with respect to the ownership of all of the issued and outstanding shares of capital stock of each AWS Subsidiary, no Acquired Company directly or indirectly owns any equity interest in any Person.  AWS is the record and beneficial owner of all right, title and interest in and to all of the issued and outstanding shares of capital stock of each AWS Subsidiary.  All of the issued and outstanding shares of capital stock of each AWS Subsidiary have been validly issued and are fully paid and nonassessable.  There are no outstanding contractual obligations of any Acquired Company or Seller that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any equity interests of the Acquired Companies (except this Agreement and the Acquired Companies’ respective organizational documents).

5.3                               No Conflict or Violation.  Subject to the obtaining and making (as applicable) of each Consent set forth in Section 5.4 of the Seller Disclosure Letter and assuming compliance with the HSR Act, the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is or will become a party do not and will not (a) violate or conflict with any provision of the organizational documents of Seller or any Acquired Company, (b) violate any provision of Law applicable to Seller or any Acquired Company, (c) result in the revocation, suspension or invalidation of, or violate or conflict with the terms and conditions of, any Permit, (d) result in or require the creation or imposition of any Liens (other than Permitted Liens and other than state and federal securities law restrictions and restrictions imposed under AWS’ and EPA’s respective limited liability company agreement) on the Membership Units or any of the assets of any Acquired Company or (e) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which Seller or any Acquired Company is a party or by which such Person is bound or to which any of the assets of such Person is subject, except in the case of the foregoing clauses (b), (c), (d) and (e) for any violation, conflict, Lien, breach or default that would not reasonably be expected to result in a Seller Material Adverse Effect.

5.4                               Consents and Approvals.  Set forth in Section 5.4 of the Seller Disclosure Letter is a correct and complete list of each Consent of any Governmental Authority or any other Person that is required to be obtained or made by Seller or any Acquired Company in connection with the execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is or will become a party or the performance by it of its obligations hereunder or thereunder, other than any Consent required under any Contract that is not a Material Contract or a Government Contract.

5.5                               Financial Statements.  Set forth in Section 5.5 of the Seller Disclosure Letter is a correct and complete copy of the Financial Statements and the Combined Financial Statements.

(a)                                 The AWS Financial Statements have been prepared in accordance with GAAP, except in the case of the interim statements for absence of footnote disclosure, year-end adjustments and statement of cash flows, and present fairly in all material respects (i) the consolidated financial position of AWS and the AWS Subsidiaries as of the respective dates thereof and (ii) the results of the consolidated operations and cash flows of AWS and the AWS

Subsidiaries for the respective periods indicated therein.  The AWS Financial Statements are in accordance with the books and records of AWS.

(b)                                 The EPA Financial Statements have been prepared in accordance with GAAP, except in the case of the interim statements for absence of footnote disclosure, year-end adjustments and statement of cash flows, and present fairly in all material respects (i) the financial position of EPA as of the respective dates thereof and (ii) the results of the operations and cash flows of EPA for the respective periods indicated therein.  The EPA Financial Statements are in accordance with the books and records of EPA.

(c)                                  The Combined Financial Statements have been prepared in good faith in accordance with the policies and procedures set forth on Exhibit 5.5(c).  Such policies and procedures were agreed between the Parties and do not include all adjustments necessary to reflect the Acquired Companies as a combined stand-alone entity.  Except for the items noted in Exhibit 5.5(c), the underlying financial data used to compile the Combined Financial Statements are in accordance with the books and records of the Acquired Companies.

5.6                               No Undisclosed Liabilities.  The Acquired Companies have no material liabilities or obligations (whether absolute, accrued, contingent or otherwise) that are required by GAAP to be set forth on a consolidated balance sheet of AWS and the AWS Subsidiaries or a balance sheet of EPA except for: (i) liabilities or obligations provided for or reserved against in the AWS Financial Statements or EPA Financial Statements; (ii) liabilities or obligations that have been incurred by the Acquired Companies since October 31, 2009 in the ordinary course of business, none of which, individually or in the aggregate, has or is likely to have a Seller Material Adverse Effect; (iii) liabilities or obligations under the executory portion of any Contract, purchase order, sale order, lease, agreement or commitment of any kind by which the Acquired Companies are bound (excluding any breaches thereof); (iv) liabilities or obligations under the executory portion of Permits issued to, or entered into by, the Acquired Companies; and (v) Excluded Obligations.

5.7                               Compliance with Laws.

(a)                                 Excluding (i) Laws relating to Intellectual Property (it being agreed that the sole and exclusive representations and warranties regarding Intellectual Property are set forth in Section 5.12), (ii) Laws relating to Permits (it being agreed that the sole and exclusive representations and warranties regarding Permits are set forth in Section 5.13), (iii) Laws relating to Government Contracts (it being agreed that the sole and exclusive representations and warranties regarding Government Contracts laws are set forth in Section 5.15), (iv) Environmental Laws (it being agreed that the sole and exclusive representations and warranties regarding Environmental Laws are set forth in Section 5.17), (v) Laws relating to Taxes (it being agreed that the sole and exclusive representations and warranties regarding Tax laws are set forth in Section 5.20), (vi) Laws relating to employment and labor matters (it being agreed that the sole and exclusive representations and warranties regarding employment and labor matters are set forth in Section 5.21), (vii) Laws relating to employee benefits (it being agreed that the sole and exclusive representations and warranties regarding employee benefit laws are set forth in Section 5.22) and (viii) Laws relating to the documentation, condition, maintenance, registration and certification of Aircraft (it being agreed that the sole and exclusive representations and warranties regarding such Aircraft laws are set forth in Section 5.23) (the matters referenced in clauses (i) through (viii) being referred to as the “Specialty Areas”), each Acquired Company is in compliance in all material respects with all applicable Laws to which it is subject.

(b)                                 Excluding the Specialty Areas, since January 1, 2006, no Acquired Company has received any written notice that alleges that such Acquired Company is not in compliance in all material respects with, or has violated, any Law to which it is subject.

(c)                                  Excluding the Specialty Areas, since January 1, 2002, no Acquired Company has taken any action, or failed to take any action, in violation in any material respect of any Law relating to the transportation or extraction of detainees or prisoners for interrogation.

5.8                               Compliance with Trade Laws.  None of the Acquired Companies nor any of their respective managers, directors, officers or Independent Contractors or, to the Knowledge of Seller, distributors or sales representatives (in each case acting with respect to the Acquired Companies and not in their personal capacities) has taken any action, or failed to take any action, in violation of:

(a)                                 the United States Foreign Corrupt Practices Act or any applicable anti-bribery or anti-corruption Law in any jurisdiction outside the United States;

(b)                                 applicable economic sanctions and trade embargo Laws, including any applicable United States Laws that prohibit such parties from transacting business with terrorists, narcotics traffickers and Governmental Authorities in certain countries, including Burma (Myanmar), Cuba, Iran, Libya, North Korea, Sudan and Syria;

(c)                                  applicable import and export Laws, including those regulating (i) the shipment or transfer of goods, equipment, materials and software from one country or territory to another or (ii) the transfer of technology and services from a national of one country or territory to another; and

(d)                                 applicable United States anti-boycott Laws, including those Laws that prohibit such parties from participating in, or agreeing to participate in, a foreign boycott unsanctioned by the United States or requiring such parties to report the receipt of requests for such parties’ participation in, or agreement to participate in, such unsanctioned foreign boycotts.

5.9                               Litigation.

(a)                                 Section 5.9(a) of the Seller Disclosure Letter sets forth each instance in which Seller (with respect to the Acquired Companies) or any of the Acquired Companies, or any of their respective managers, directors, officers, employees or Independent Contractors (in each case acting with respect to the Acquired Companies and not in their personal capacities), is, or since January 1, 2006 has been, subject to any outstanding injunction, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or charge of a Governmental Authority (“Order”).

(b)                                 There are no Actions pending or, to the Knowledge of Seller, threatened against Seller (to the extent arising from actual or alleged actions by the Acquired Companies) or any Acquired Company, any of the assets of the Acquired Companies or any of their respective managers, directors, officers or employees (in each case acting with respect to the Acquired Companies and not in their personal capacities).

5.10                        Title to Assets.

(a)                                 Except for the Excluded Assets, each Acquired Company has title to and is the lawful owner of, or has a valid leasehold interest or license interest or other valid rights in, the tangible assets used by such Acquired Company in the conduct of its business as currently conducted, in each case, free and clear of any Lien (other than Permitted Liens).

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, this Section 5.10 shall not apply to (i) the Leased Real Property (it being agreed that the sole and exclusive representations and warranties regarding the Leased Real Property are set forth in Section 5.16) and (ii) Intellectual Property (it being agreed that the sole and exclusive representations and warranties regarding Intellectual Property are set forth in Section 5.12).

5.11                        Adequacy of Assets.  Except for (i) the rights and services to be provided, and the assets and properties used to provide services, under the License Agreement, (ii) cash, cash equivalents, working capital, debt financing and other liquidity, (iii) the Excluded Assets and the business conducted with the Excluded Assets and (iv) the Blackwater Name and the Xe Name, the assets of the Acquired Companies, taken as a whole, include all assets, rights and properties necessary for the Acquired Companies to conduct their business in all material respects as currently conducted (after giving effect to the Reorganization).

5.12                        Intellectual Property.

(a)                                 Set forth in Section 5.12(a) of the Seller Disclosure Letter is a list of all items of Owned Intellectual Property (other than unregistered copyrights, unregistered trademarks and trade dress).  Section 5.12(a) of the Seller Disclosure Letter contains a correct and complete list of the owner, title (in the case of patents and copyrights) or trademark (in the case of trademarks), registration or application number, if applicable, and country of registration or application, if applicable, of each such listed item of Owned Intellectual Property.  One of the Acquired Companies is the owner (and, in the case of registered items of Owned Intellectual Property, is the owner of record) of each listed item of Owned Intellectual Property and, with respect to each registered item of Owned Intellectual Property, has properly executed and recorded all documents necessary to perfect its title to such registered Owned Intellectual Property.  One of the Acquired Companies has filed all documents and paid all taxes, fees and other financial obligations required to renew and maintain in force and effect each registered item of Owned Intellectual Property until Closing.

(b)                                 Neither the operation of the business conducted by the Acquired Companies as currently conducted nor the current use of any of the Business Intellectual Property by the Acquired Companies infringes, constitutes an unauthorized use of or otherwise violates any Intellectual Property or other intellectual property rights of any other Person.  To the Knowledge of Seller, no other Person is infringing, misappropriating or violating any of the Owned Intellectual Property.

(c)                                  There is no Action pending or, to the Knowledge of Seller, threatened against any Acquired Company that (i) challenges the rights of such Acquired Company in respect of the Business Intellectual Property or otherwise challenges the registration, validity, enforceability, scope or sole and exclusive ownership of the Owned Intellectual Property or (ii) asserts that the operation of the business conducted by such Acquired Company is or will be infringing or otherwise in violation of any Intellectual Property or other intellectual property rights of any other Person.

(d)                                 Each Acquired Company has taken commercially reasonable steps necessary to protect and preserve trade secrets and other confidential information included in the Business Intellectual Property.  Each of the employees, agents, consultants and contractors of each Acquired Company who has contributed to or participated in the discovery, creation, conception, reduction to practice or development of any Intellectual Property or Technology for an Acquired Company: (i) has assigned to such Acquired Company, or is under a valid obligation to assign to such Acquired Company, all right, title and interest in such Intellectual Property or Technology; (ii) is a party to a valid “work-made-for-hire” agreement under which such Acquired Company is deemed to be the original and exclusive owner and author of all subject matter included in such Intellectual Property or Technology; (iii) otherwise has by operation of law vested in such Acquired Company all right, title and interest in such Intellectual Property or Technology by virtue of his or her relationship with such Acquired Company; or (iv) has irrevocably granted to such Acquired Company a license or other legally enforceable right granting such Acquired Company perpetual, unrestricted and royalty-free rights to use such Intellectual Property or Technology.

(e)                                  Set forth in Section 5.12(e) of the Seller Disclosure Letter is a list of all licenses or other agreements, other than licenses for Computer Software, under which any Acquired Company is granted rights in the Intellectual Property or other intellectual property rights of any other Person or under which an Acquired Company has granted rights to others in Owned Intellectual Property (collectively, “Intellectual Property Licenses”).  Correct and complete copies of the Intellectual Property Licenses have been made available to Purchaser.  The Intellectual Property Licenses are in full force and effect, except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles, and none of the Acquired Companies is in material default of any Intellectual Property License.

(f)                                   Set forth in Section 5.12(f) of the Seller Disclosure Letter is a list (specifying, if proprietary, the owner, or, if licensed by a third party, the licensee) of all material computer software, including source code, operating systems and specifications, data, databases, files, documentation and other materials related thereto, used by the Acquired Companies in the conduct of their business as currently conducted, but excluding Desktop Software (“Computer Software”) with cumulative license fees of less than $25,000, and correct and complete copies thereof have been made available to Purchaser.  The Acquired Companies are in compliance in all material respects with all provisions of any license, lease or other similar agreement pursuant to which an Acquired Company has the right to use any Computer Software or any Desktop Software.

5.13                        Permits.

(a)                                 Set forth in Section 5.13(a) of the Seller Disclosure Letter is a correct and complete list of all Permits currently held by the Acquired Companies in connection with the operation of the Acquired Companies as currently conducted (collectively, the “Company Permits”).  The Company Permits constitute all Permits which are required in order for the Acquired Companies to conduct their businesses in all material respects as currently conducted.  Each such Company Permit has been legally obtained and is valid and, subject to the obtaining and making (as applicable) of any Consent set forth in Section 5.4 of the Seller Disclosure Letter, will not cease to be effective as a result of the consummation of transactions contemplated by this Agreement.  Each Acquired Company is in material compliance with the terms of each of the Company Permits it holds, and no Acquired Company has received written notice since January 1, 2006 that alleges that such Acquired Company was not in compliance in all material respects with any Company Permit it holds or proposing to revoke, cancel, suspend or declare invalid any such Company Permit.

(b)                                 To the Knowledge of Seller, each employee and each Independent Contractor of the Acquired Companies holds all Permits which are required to be held by such employee or Independent Contractor in order for such employee or Independent Contractor to perform the services for which the Acquired Companies employ such employee or has engaged such Independent Contractor (collectively, the “Individual Permits”).  To the Knowledge of Seller, (i) each Individual Permit has been legally obtained and is valid, (ii) each employee or Independent Contractor of an Acquired Company is in material compliance with the terms of each Individual Permit such employee or Independent Contractor holds, and (iii) no employee or Independent Contractor of an Acquired Company has received written notice since January 1, 2006 that alleges that such employee or Independent Contractor was not in compliance in all material respects with any Individual Permit such employee or Independent Contractor holds or proposing to revoke, cancel, suspend or declare invalid any such Individual Permit.

5.14                        Contracts.

(a)                                 Set forth in Section 5.14 of the Seller Disclosure Letter is a correct and complete list of the following types of executory Contracts (other than Excluded Assets and Government Contracts) to which any Acquired Company is a party (each, a “Material Contract”):

(i)                                     any Contract that requires the payment by any party in excess of, or a series of payments that in the aggregate exceed, $250,000 or provides for the delivery of goods or the performance of services, or any combination thereof, having a value in excess of $250,000;

(ii)                                  any Contract with a sales representative, manufacturer’s representative, distributor, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities or any Contract to act as one of the foregoing on behalf of any Person;

(iii)                               any Contract pursuant to which any Acquired Company has made or will make loans or advances or has or will have incurred indebtedness for borrowed money or become a guarantor or surety or pledged its credit for or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(iv)                              any Contract involving a partnership, joint venture or similar agreement regarding the sharing of profits;

(v)                                 any Contract involving a non-competition covenant restricting the geographical area of operations or scope or type of business of any Acquired Company or, to the Knowledge of Seller, any officer or management-level employee of an Acquired Company other than an Employee Benefit Plan (or related Contract);

(vi)                              any consulting agreement or any other agreement respecting the terms and conditions of a consulting relationship in respect to any current consultant (other than any Independent Contractor) of any Acquired Company;

(vii)                           any employee collective bargaining agreement or other similar commitment with any labor union, organization or association covering wages, hours or terms or conditions of employment;

(viii)                        all Contracts with any sales agent or sales representative that is not terminable without penalty on 30 days’ or less notice;

(ix)                              all Contracts providing for the indemnification or holding harmless of any officer, director, employee or other Person;

(x)                                 all Contracts granting any Person a Lien (other than a Permitted Lien) on all or any part of any asset;

(xi)                              all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study; and

(xii)                           any Contract with Seller or any Affiliate of Seller.

(b)                                 No Acquired Company and, to the Knowledge of Seller, no other party to any Material Contract has commenced any action against any of the other parties to such Contract or given or received any written notice of any default or violation under such Contract that has not been withdrawn, dismissed or resolved.  Each Acquired Company is in compliance in all material respects with each Material Contract to which it is a party.  Each Material Contract is a valid and binding agreement of the applicable Acquired Company and is in full force and effect in accordance with its terms, except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles.  Notwithstanding anything to the contrary contained in this Agreement, this Section 5.14 shall not apply to any Government Contract, Intellectual Property license, Employee Benefit Plan (and related Contracts) or real property lease to which any Acquired Company is a party.

5.15                        Government Contracts.

(a)                                 Set forth in Section 5.15(a) of the Seller Disclosure Letter is a complete and correct list of all executory Government Contracts, complete and correct copies of which have been made available to Purchaser.

(b)                                 With respect to each Government Contract set forth in Section 5.15(a) of the Seller Disclosure Letter, (i) each Acquired Company has complied in all material respects with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (ii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of the dates they were made (or deemed made) by such Acquired Company, and each Acquired Company has complied in all material respects with all such representations and certifications; (iii) no Acquired Company has received written notice since January 1, 2006 from any Governmental Authority or any prime contractor, subcontractor or other Person that it has breached or violated any Law, order, certification, representation, clause, provision or requirement pertaining to such Government Contract; (iv) no Acquired Company has made a disclosure required by the “Mandatory Disclosure Rule” as implemented by Federal Acquisition Regulation 9.406-2, 9.407-2 or 52.203-13; (v) no Acquired Company has been notified by any Governmental Authority, any prime contractor, any subcontractor or other Person that any such Government Contract has been terminated for any reason, and no cure notice or show cause notice is currently in effect pertaining to any such Government Contract; (vi) no material cost incurred by any Acquired Company has been formally questioned or challenged, is the subject of any audit or investigation, or has been disallowed by the Governmental Authority; (vii) no money due to any Acquired Company pertaining to such Government Contract has been disallowed, withheld or offset nor has any demand or claim been made to disallow, withhold or offset money; and (viii) there is no current or, to the Knowledge of Seller, threatened Action arising out of or relating to such Government Contract.

(c)                                  To the Knowledge of Seller, each Acquired Company possesses all requisite security clearances to perform its obligations under each Government Contract.

(d)                                 Each Acquired Company is in compliance in all material respects with all Laws and all Permits applicable to Government Contracts to which it is subject.  No Acquired Company has received written notice since January 1, 2006 that alleges that such Acquired Company is not in compliance with any Law or Permit applicable to Government Contracts to which it is subject.  Each Government Contract is a valid and binding agreement of the applicable Acquired Company and is in full force and effect in accordance with its terms, except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles.

(e)                                  With respect to each Government Contract previously awarded to an Acquired Company and that has now been completed or terminated, (i) each Acquired Company complied in all material respects with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein, (ii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of the dates they were made (or deemed made) by such Acquired Company, and each Acquired Company complied in all material respects with such representations and certifications, (iii) no money due to any Acquired Company pertaining to such Government Contract has been disallowed, withheld or offset nor has any demand or claim been made to disallow, withhold or offset money and (iv) there is no current or, to the Knowledge of Seller, threatened Action arising out of or relating to such Government Contract to which any Acquired Company is a party.

5.16                        Real Property.  Set forth in Section 5.16 of the Seller Disclosure Letter is a correct and complete list of all real property leased by an Acquired Company from another Person (collectively, the “Leased Real Property”) and all leases covering the Leased Real Property to which an Acquired Company is a party (the “Real Property Leases”).  Seller has made available to Purchaser a correct and complete copy of all Real Property Leases and none of the Real Property Leases has been modified except to the extent that such modifications have been disclosed to Purchaser.  Each Real Property Lease is legal, valid, binding, enforceable and in full force and effect, except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles.  All rental and other payments due under each Real Property Lease have been duly paid by the Acquired Companies in accordance with the terms of such Real Property Lease.  There is no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceeding with respect to any of the Leased Real Property.  The Acquired Companies’ current use of the Leased Real Property is in material compliance with all zoning ordinances and use or occupancy laws, and there are no pending claims, demands, notices, suits or judgments for which any Acquired Company or, to the Knowledge of Seller, any other Person, is responsible relating to fire, zoning, building or health code violations of the Leased Real Property that have not been heretofore resolved or corrected.  There is no special tax assessment pending or, to the Knowledge of Seller, threatened with respect to any portion of the Leased Real Property, and there are no challenges or appeals pending regarding the amount of the real estate taxes on, or the assessed valuation of, the Leased Real Property, and no special arrangements or agreements currently exist with any Governmental Authority with respect thereto that would reasonably be expected to relate to periods subsequent to the Closing.  No breach or event of default (and no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default) of the Real Property Leases, or the prime lease for the Real Property Lease for the Leased Real Property located in Elizabeth City, North Carolina, on the part of any Acquired Company or, to the Knowledge of Seller, any other Person, has occurred that would reasonably be expected to have a Seller Material Adverse Effect.  There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other Person the right of use or occupancy of any portion of the Leased Real Property.  Neither Seller nor any Acquired Company owns any real property used by the Acquired Companies.

5.17                        Environmental Matters.

(a)                                 Each Acquired Company is in compliance in all material respects with all applicable Environmental Laws and, to the Knowledge of Seller, any past noncompliance has been fully satisfied and resolved.

(b)                                 Since January 1, 2006, no Acquired Company has received a written notice from any Person claiming or asserting (i) a violation of or liability under any Environmental Laws or (ii) responsibility for the remediation, removal, monitoring or cleanup of Hazardous Materials.  To the Knowledge of Seller, no such written notice has been threatened by any Person, and no investigation that might lead to any such notice is pending.  Since January 1, 2006, no Acquired Company has received a written inquiry from any Governmental Authority seeking information pursuant to an investigation under Environmental Laws.

(c)                                  There is no pending or, to the Knowledge of Seller, threatened Action arising under any Environmental Laws against any Acquired Company.

(d)                                 Each Acquired Company possesses all Permits required by all applicable Environmental Laws for continued normal business operations.  Seller has previously made available to Purchaser correct and complete copies of such Permits.  To the Knowledge of Seller, there is no present or ongoing investigation, review or proceeding that could reasonably be expected to result in a revocation, non-renewal or a material modification of any such Permit.

(e)                                  No Acquired Company is bound by, or subject to, any agreement or order requiring it to indemnify or hold any Person harmless against or otherwise bear, in whole or part, any costs, damages, expenses, claims, liabilities or other amounts with respect to any Release of Hazardous Materials.

(f)                                   Except for any Release authorized by a Permit, no Release of Hazardous Materials has occurred, or is occurring, at or from (i) the Leased Real Property during the term of the Real Property Lease or, to the Knowledge of Seller, prior to said term, (ii) any other property or vessel previously owned, occupied, used or leased by an Acquired Company during the term of such ownership, occupation or lease or, to the Knowledge of Seller, prior to said ownership, occupation or lease or (iii) any other property or vessel currently owned, occupied, used or leased by an Acquired Company during such Acquired Company’s ownership, occupation or lease or, to the Knowledge of Seller, prior to said ownership, occupation or lease.  No remediation, response, investigation, monitoring, assessment, removal, institutional controls, engineering controls, closure or similar activity (whether voluntary or involuntary) is being conducted, or is required to be conducted, pursuant to Environmental Laws concerning the Leased Real Property or any other property currently owned, occupied, used or leased by an Acquired Company.

(g)                                  To the Knowledge of Seller, no property (i) currently or formerly owned, occupied, used or leased by an Acquired Company or (ii) at which an Acquired Company previously transported, disposed, or arranged for the transportation or disposal of Hazardous Materials is currently listed or proposed for listing on the National Priorities List or any analogous state or foreign list.

(h)                                 No past or current activities of an Acquired Company would reasonably be expected to result in an Acquired Company’s responsibility for the remediation, removal, monitoring or cleanup of Hazardous Materials under any Environmental Laws or any Actions concerning actual or alleged damages or injuries related to a Release of Hazardous Materials.

(i)                                     Seller has previously made available to Purchaser correct and complete copies of all environmental reports, assessments and audits within its possession or control concerning any property currently or formerly owned, leased, used or operated by an Acquired Company.

5.18                        Insurance.  Set forth in Section 5.18 of the Seller Disclosure Letter is a correct and complete list of (a) all current insurance policies that are owned by the Acquired Companies or that name any Acquired Company as an insured and that pertain to the assets, real estate, business, employees or independent contractors of any Acquired Company and (b) all commercial general liability insurance policies that, during the period immediately preceding the Closing Date, were owned by the Acquired Companies or that named the Acquired Companies as an insured (each, an “Insurance Policy”).  All premiums required to be paid under each Insurance Policy have been paid when due.  All Insurance Policies are in full force and effect.  Neither Seller nor any Acquired Company has received notice of termination or non-renewal of any Insurance Policy.  Since October 31, 2009, neither Seller nor any Acquired Company has received (x) any notice of cancellation of any Insurance Policy or refusal of coverage thereunder or (y) any notice that any issuer of any Insurance Policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated.

5.19                        Absence of Certain Changes.  Except as contemplated or permitted by the terms of this Agreement (including the Reorganization and Section 7.1(b)) after the date hereof, since December 31, 2008, none of the Acquired Companies has:

(a)                                 suffered any damage, destruction or loss in excess of $250,000 to any of its assets that was not covered by insurance;

(b)                                 sold, transferred, conveyed or otherwise disposed of, or encumbered with any Lien (other than Permitted Liens), any material asset, except in the ordinary course of business;

(c)                                  made any material changes in its accounting policies or practices;

(d)                                 entered into any material transaction with Seller or any Affiliate of Seller;

(e)                                  made any borrowings or incurred any material debt (other than borrowings made and debt incurred in the ordinary course of business or intercompany borrowings) or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business) or otherwise agreed to be liable (whether directly, contingently or otherwise) for any material obligations of any other Person;

(f)                                   made any loans, advances or capital contributions to, or investments in, any other Person;

(g)                                  acquired any material assets from a third party or leased or licensed any material assets to a third party, in each case, except in the ordinary course of business;

(h)                                 made or granted any bonus or any wage or salary increase, or made or granted any increase in any Employee Benefit Plan, or amended or terminated any existing

Employee Benefit Plan or adopted any new Employee Benefit Plan, except in each case in the ordinary course of business or as required by applicable Law;

(i)                                     paid any amount, performed any obligation, or agreed to pay any amount or perform any obligation in settlement or compromise of any Actions against any Acquired Company or any of their respective managers, directors, officers, employees or Independent Contractors, except in the ordinary course of business;

(j)                                    assumed, entered into, amended, altered or terminated any labor or collective bargaining agreement to which any Acquired Company is a party or by which it is bound;

(k)                                 hired, engaged or terminated the employment or engagement of, any management-level employee, officer or director of any Acquired Company;

(l)                                     incurred or been assessed any fines or penalties in excess of $25,000;

(m)                             settled any claims, actions, arbitrations, disputes or other proceedings (A) that have or would result in any Acquired Company being enjoined in any respect or (B) for an amount that, in the aggregate, is in excess of $25,000;

(n)                                 suffered the revocation or termination (prior to the expiration of such Permit’s specified term) of a Permit or been notified of a breach of any term of a Permit; or

(o)                                 become legally obligated to do any of the foregoing.

5.20                        Taxes.

(a)                                 Each of the Acquired Companies have timely filed all Tax Returns required to be filed by such Acquired Company, and all such Tax Returns are true, correct and complete in all respects.  The Acquired Companies have timely paid or will cause to be paid all Taxes due or that will become due prior to the Closing with respect to the periods covered by such Tax Returns whether or not shown as being due on any Tax Return.  No penalty, interest or other charge is or will become due with respect to the late filing of any Tax Return of the Acquired Companies for any period prior to the Closing or the late payment of any Tax of the Acquired Companies due for any period prior to the Closing.  The AWS Financial Statements and the EPA Financial Statements reflect an adequate reserve for all liabilities for Taxes of the Acquired Companies through the date thereof.  All Tax withholding and deposit requirements imposed on the Acquired Companies with respect to the income or operations of the Acquired Companies, or with respect to amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party, or for which the Acquired Companies otherwise may be held liable, have been duly deposited, withheld and/or collected and have been paid over to the proper authorities to the extent due and payable.  No audit, examination, investigation, deficiency or refund litigation or other proceeding in respect of Taxes of any Acquired Company is pending, being conducted or, to the Knowledge of Seller, threatened by a Tax authority, and no taxing authority has given notice of the commencement of any audit, examination, deficiency litigation or other proceeding with respect to any such Taxes.  No Tax authority has given notice of any proposed adjustments in connection with any examination of the Tax Returns filed by the

Acquired Companies.  No extension or waiver of the statute of limitations on the assessment of any Taxes has been requested by or granted to any Acquired Company and is currently in effect.  No Acquired Company has taken any action that could defer any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending after such date.  No power of attorney has been granted by or with respect to any Acquired Company with respect to any matter relating to Taxes.  No Acquired Company has been subject to a Tax ruling that has continuing effect.  No Acquired Company has agreed to include, or is required to include, in income for any year beginning after the Closing Date, any adjustment under either section 481(a) or 482 of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise.  No Governmental Authority in a jurisdiction in which no Tax Return has been filed has made a claim or has reason to make a claim that any Acquired Company may be subject to Tax in that jurisdiction.

(b)                                 The Acquired Companies have not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1) of the Code) in a distribution of stock intended to qualify under section 355 of the Code.

(c)                                  No Acquired Company has entered into any agreement or arrangement with any Governmental Authority relating to Taxes that requires it to take any action or to refrain from taking any action.

(d)                                 No Acquired Company has engaged in any transaction that would be reportable pursuant to Treasury Regulation §1.6011-4.

(e)                                  Each Acquired Company has disclosed on its Tax Returns all positions taken that could give rise to a substantial understatement of income tax within the meaning of section 6662 of the Code.

(f)                                   No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign Tax law) arising on or before the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(g)                                  Other than any Liens for Taxes that are not yet due and payable or that the taxpayer is contesting in good faith through appropriate proceedings, and for which adequate reserves have been established on the Acquired Companies’ books, there are no Liens for Taxes upon the assets of the Acquired Companies.

(h)                                 None of the Acquired Companies: (i) is a party to, nor is bound by, nor has any obligation under, or potential liability with regard to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (whether or not written); (ii) has any potential liability or obligation for any Taxes of any Person other than itself whether as a transferee or successor or otherwise; and (iii) has any obligation (other than any such obligations expressly set forth in the terms of this Agreement)  pursuant to which Purchaser or any of its Affiliates (excluding the Acquired Companies) will have any obligation to indemnify any Person for Taxes or make any payments to a Person (other than a Governmental Authority) for Taxes after the Closing.

(i)                                     No Acquired Company has been treated, since its formation, as having been engaged in a trade or business or a permanent establishment and has not otherwise had a taxable presence in any jurisdiction other than the United States, and no Acquired Company has been subject to taxation (including any withholding tax) in any jurisdiction other than the (i) United States or (ii) a jurisdiction in the United States.

(j)                                    No Acquired Company has been a member of any affiliated, consolidated, combined, unitary or similar group.  No Acquired Company has any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6, or any similar provision of state and local law, as a transferee, by contract or otherwise.

(k)                                 The AWS Subsidiaries are small business corporations as defined in section 1361 of the Code.

5.21                        Employment and Labor Matters.

(a)                                 Section 5.21 of the Seller Disclosure Letter sets forth a complete list, as of March 18, 2010, of those Persons who are employed by an Acquired Company or are engaged by an Acquired Company as an independent contractor, which list indicates (i) each Person’s hire or engagement date, (ii) each Person’s job title or project description and responsibility, (iii) each Person’s salary, rate or annualized compensation and (iv) bonuses paid in the past two years.

(b)                                 No Acquired Company is a party to or bound by any collective bargaining agreement with any labor union or association representing any employees or has agreed to recognize any union or other collective bargaining unit.  No union or collective bargaining unit has been certified as representing the employees of any Acquired Company, and, to the Knowledge of Seller, no organizational attempt has been made on behalf of any union or collective bargaining unit with respect to any Acquired Company.

(c)                                  Since January 1, 2006, no Acquired Company has experienced any actual or, to the Knowledge of Seller, threatened labor strike or material labor dispute, labor slowdown, labor stoppage or any other material labor difficulty.

(d)                                 Since January 1, 2006, no material citation has been issued by the Occupational Safety and Health Administration against any Acquired Company, and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding has been filed or is pending or, to the Knowledge of Seller, threatened against any Acquired Company under the OSH Act or any other applicable Labor Law relating to occupational safety and health.

(e)                                  There is no pending or, to the Knowledge of Seller, threatened labor board proceeding of any kind against any Acquired Company.

(f)                                   Since January 1, 2006, no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime, vacation pay or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of Seller, threatened against any Acquired Company under the FLSA, the United States Davis-Bacon Act, the United States Walsh-Healey Act, the United States Service Contract Act or any other federal, state, local or foreign Labor Law or any rules and regulations promulgated thereunder.

(g)                                  Since January 1, 2006, no discrimination or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of Seller, threatened against any Acquired Company under the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Age Discrimination in Employment Act, the United States American with Disabilities Act, the United States Family and Medical Leave Act, ERISA or any other federal Labor Law or comparable state fair employment practices act or foreign Labor Law or any rules and regulations promulgated thereunder.

(h)                                 Since January 1, 2006, no wrongful discharge, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between any Acquired Company, on the one hand, and any of its employees, on the other hand, has been filed or is pending or, to the Knowledge of Seller, threatened against any Acquired Company under any applicable Labor Law.

(i)                                     Each Acquired Company has maintained and currently maintains insurance as required by applicable Labor Law with respect to workers’ compensation claims and unemployment benefits claims.

5.22                        Employee Benefit Plans.

(a)                                 Set forth in Section 5.22(a) of the Seller Disclosure Letter is a correct and complete list of each “employee benefit plan” (as defined in section 3(3) of ERISA) and any other employee benefit, incentive, bonus, employment, retention, change in control, severance, compensation, equity or equity-based pension, welfare, paid time off, vacation, insurance, fringe, perquisite or other compensatory plan, program, policy, incentive, agreement or arrangement that any Acquired Company maintains, is a party to, contributes to, participates in or has any liability with respect to the benefit of its current and former employees or consultants (the “Employee Benefit Plans”).  Seller has made available to Purchaser a correct and complete copy of each Employee Benefit Plan.

(b)                                 All Employee Benefit Plans comply with, and have been administered in form and in operation in all material respects with, all applicable requirements of Law, and neither Seller nor any of its Affiliates has received any notice from any Governmental Authority questioning or challenging such compliance.

(c)                                  There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened involving the Employee Benefit Plans or the assets thereof.  There are no audits, reviews, inquiries or proceedings pending, or to the Knowledge of Seller, threatened by any Governmental Authority with respect to any Employee Benefit Plan.

(d)                                 No Acquired Company (i) currently participates in, has any obligation to contribute to or has any liability under any multiemployer plan (as such term is defined in section 3(37) of ERISA) or (ii) maintains or contributes to or participates in any pension plan subject to Title IV of ERISA or the minimum funding requirements of section 302 of ERISA or Section 412 of the Code.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans by an Acquired Company have been timely made or accrued.

(e)                                  Each Employee Benefit Plan intended to be qualified under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code is so qualified and either: (i) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering all legislation for which the IRS will currently issue such a letter, and no amendment to such Employee Benefit Plan has been adopted since the date of such letter covering such Employee Benefit Plan that would reasonably be expected to adversely affect such favorable determination; or (ii) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(f)                                   There is no Employee Benefit Plan, contract, plan or arrangement that, individually or collectively, would (i) give rise to the Acquired Company’s payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Acquired Company by reason of section 280G of the Code or (ii) accelerate the time of payment, or increase the amount of compensation, due to any individual by an Acquired Company.  None of the Employee Benefit Plans otherwise limits or restricts the Acquired Company’s ability to terminate the employment of any employee for any reason with no liability (other than payment of unused accrued paid time off).

(g)                                  No Acquired Company is a sponsor of an Employee Benefit Plan that is an “employee benefit plan” defined in section 3(3) of ERISA.

5.23                        Aircraft Operations.

(a)                                 Set forth in Section 5.23(a) of the Seller Disclosure Letter is a correct and complete list of all aircraft (including airplanes and helicopters, but other than any aircraft that is an Excluded Asset) owned or leased by any Acquired Company (the “Aircraft”).  With respect to each Aircraft, Section 5.23(a) of the Seller Disclosure Letter sets forth (i) the manufacturer model, (ii) the manufacturer’s serial number, (iii) the FAA registration number (or other Governmental Authority registration number, if applicable), (iv) the vintage, (v) a statement as to whether the Aircraft is owned or leased from a third party, (vi) the Acquired Company that owns the Aircraft or leases the Aircraft from a third party and (vii) with respect to each engine on an Aircraft, the manufacturer, model number and serial number of such engine.

(b)                                 Each of the Aircraft is airworthy within the meaning of 14CFR Part 3.5(a) and FAA Order 8130.2F.

(c)                                  Each current employee or Independent Contractor of the Acquired Companies has all required Permits, certifications, training or competencies for any flight, maintenance, operation or handling of Aircraft currently provided by such Person.

(d)                                 All Aircraft are properly registered on the FAA aircraft registry (or other applicable Governmental Authority registry) and have a validly issued FAA standard certificate of airworthiness without limitations of any kind that is in full force and effect (except for the period of time any Aircraft may be out of service and such certificate is suspended in connection therewith).  Each Aircraft is free and clear of all Liens (other than Permitted Liens).  All Aircraft have been, and are being, maintained in all material respects according to applicable regulatory standards and the maintenance program of the aircraft operator approved by the FAA.  All records for each Aircraft (including, where applicable, back to birth records) are correct and complete and, other than for Aircraft leased from a third party, currently in the possession of Seller.

(e)                                  Set forth in Section 5.23(e) of the Seller Disclosure Letter is a correct and complete list, as of the date hereof, of (i) all Contracts (other than existing Aircraft leases, Government Contracts and Excluded Assets) pursuant to which any Acquired Company may purchase or lease aircraft or aircraft engines, including the manufacturer and model of all aircraft subject to each such Contract and (ii) all Contracts providing for the maintenance, storage, flight or handling of Aircraft (other than Government Contracts and Excluded Assets).  Each Acquired Company is in compliance in all material respects with all of the Contracts set forth in Section 5.23(e) of the Seller Disclosure Letter to which it is a party, and each such Contract is a valid and binding agreement of the applicable Acquired Company and is in full force and effect in accordance with its terms, except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles.

(f)                                   Each Acquired Company is a “citizen of the United States” as defined in the Federal Aviation Act.  Presidential holds a valid and current Air Carrier Certificate pursuant to FAR Part 135 and a valid and current Operating Certificate pursuant to FAR Part 133.  STI holds a valid and current Air Agency Certificate pursuant to FAR Part 145.  Air Quest holds a valid and current Air Operator Certificate pursuant to FAR Part 125.

(g)                                  Each Acquired Company is in compliance in all material respects with all Laws applicable to Aircraft to which it is subject.  No Acquired Company has received written notice since January 1, 2006 that alleges that such Acquired Company is not in compliance with any Law applicable to Aircraft to which it is subject, including any voluntary disclosures, enforcement notices, letters of investigation and notices of violations or proposed penalties that have not been corrected, remedied or otherwise resolved.

5.24                        Customers and Suppliers.  Section 5.24 of the Seller Disclosure Letter sets forth a correct and complete list of the Acquired Companies’ top 10 customers and top 10 suppliers (measured by revenue of the Acquired Companies derived from customers, or total cost paid by the Acquired Companies to suppliers, for the 12 month period ended October 31, 2009, excluding revenues derived from and costs paid with respect to the Excluded Assets).  To the Knowledge of Seller, the relationships of the Acquired Companies with such top 10 customers and top 10 suppliers are good commercial working relationships.  Neither Seller nor any of the Acquired Companies have received written notice to the effect that any such customer or supplier intends to (a) cease or materially decrease purchasing from, contracting with or selling to an Acquired Company, as such customer or supplier has purchased from, contracted with or sold to such Acquired Company in the past (b) materially adversely modify its relationship with any Acquired Company or (c) materially alter any purchases from, contracts with or sales to any Acquired Company in the event of the consummation of the transactions contemplated hereunder.  To the Knowledge of Seller, no such customer or supplier intends to cancel or otherwise substantially modify its relationship with the Acquired Companies or to materially decrease or limit its services or supply of materials to the Acquired Companies, or its usage or purchase of the services of any Acquired Company.

5.25                        Gifts and Benefits.  No employee or, to the Knowledge of Seller, Independent Contractor or agent of Seller or the Acquired Companies acting on such party’s behalf has, directly or indirectly, given or agreed to give to any customer, supplier, governmental employee or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder the business of the Acquired Companies (or assist such party in connection with any actual or proposed transaction relating to the business of the Acquired Companies) any unlawful gift or similar unlawful benefit that, if not continued or repeated in the future, would have a material adverse effect on the relationship of any Acquired Company with such Person.

5.26                        Brokers.  Neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Seller in connection with any of the transactions contemplated by this Agreement.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND AAR

Except as set forth in the Purchaser Disclosure Letter, Purchaser and AAR represent and warrant to Seller as of the date hereof as follows:

6.1                               Organization.

(a)                                 Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all requisite limited liability company power and authority to own its properties and assets and to conduct its businesses as now conducted by it.

(b)                                 AAR is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  AAR has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted by it.

(c)                                  As of the Closing Date, the AWS Subsidiaries shall become members of an affiliated group (within the meaning of section 1504(a) of the Code) filing a consolidated federal income Tax Return.

6.2                               Authorization and Validity.  Each of Purchaser and AAR has all requisite corporate or limited liability company, as the case may be, power and authority to enter into this Agreement and, in the case of Purchaser, any Ancillary Agreement to which it is or will become a party and, subject to the obtaining and making (as applicable) of all Consents set forth in Section 6.4 of the Purchaser Disclosure Letter, to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and, in the case of Purchaser, each Ancillary Agreement to which Purchaser is or will become a party, and the performance of Purchaser’s and AAR’s obligations hereunder and thereunder, have been duly authorized by all necessary corporate or limited liability company action of Purchaser and AAR, and no other corporate or limited liability company proceedings on the part of Purchaser or AAR are necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by Purchaser and AAR, and each Ancillary Agreement to which Purchaser is or will become a party has been, or on the Closing Date will be, duly executed by Purchaser, and each constitutes, or when executed and delivered will constitute, Purchaser’s or AAR’s valid and binding obligations, enforceable against it in accordance with their respective terms.

6.3                               No Conflict or Violation.  Subject to the obtaining or the making (as applicable) of each Consent set forth in Section 6.4 of the Purchaser Disclosure Letter and assuming compliance with the HSR Act, the execution, delivery and performance by Purchaser and AAR of this Agreement and each Ancillary Agreement to which Purchaser is or will become a party do not and will not (a) violate or conflict with any provision of the organizational documents of Purchaser or AAR, (b) violate any provision of Law applicable to Purchaser or AAR or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Purchaser or AAR is a party or by which Purchaser or AAR is bound or to which any of such Purchaser’s or AAR’s assets is subject, except, in the cases of clauses (b) and (c), for any violation, conflict, breach or default that would not reasonably be expected to have a material adverse effect on the ability of Purchaser or AAR to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which Purchaser is or will be a party.

6.4                               Consents and Approvals.  Set forth in Section 6.4 of the Purchaser Disclosure Letter is a correct and complete list of each Consent of any Person that is required to be obtained or made by Purchaser or AAR in connection with the execution and delivery by Purchaser and AAR of this Agreement and each Ancillary Agreement to which Purchaser is or will become a party or the performance by Purchaser or AAR of its obligations hereunder or thereunder (other than any such Consent the failure of which to obtain or make, as the case may be, would not reasonably be expected to have a material adverse effect on the ability of Purchaser or AAR to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which Purchaser is or will be a party).

6.5                               Litigation.  There are no Actions pending or, to the knowledge of Purchaser or AAR, threatened against Purchaser, AAR or any of their Affiliates that would reasonably be expected to have a material adverse effect on the ability of Purchaser or AAR to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which Purchaser is or will be a party.

6.6                               Adequacy of Funds.  Purchaser has internal resources or financing commitments from responsible financial institutions available in connection with the acquisition of the Membership Units that are in the aggregate sufficient to fund the Purchase Price in accordance with the provisions of this Agreement.

6.7                               Brokers.  Neither Seller nor any Affiliate of any Seller has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Purchaser in connection with any of the transactions contemplated by this Agreement.

6.8                               Investment Intent.  Purchaser is acquiring the Membership Units for Purchaser’s own account for investment and not with a view to, or for sale in connection with, any distribution thereof other than in compliance with the Securities Act.  Purchaser shall not offer for sale, sell or otherwise transfer any of the Membership Units, except in compliance with the Securities Act.  Purchaser further acknowledges that the Membership Units have not been registered under the Securities Act and may not be offered for sale, sold or otherwise transferred unless such offer, sale or other transfer (a) is pursuant to an effective registration statement under the Securities Act or (b) is exempt from the provisions of section 5 of the Securities Act.

6.9                               Purchaser’s Acknowledgement.  Purchaser and AAR acknowledge that, except for the representations and warranties expressly set forth in Article 5 and in the Ancillary Agreements, neither Seller nor any of its Affiliates or their respective Related Persons has made, in connection with Purchaser’s investigation of the business of the Acquired Companies or the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise, any representation or warranty, express or implied, including any representation or warranty with respect to projections, forecasts or forward-looking statements or the accuracy or completeness of any information, written or oral, relating to the business or assets of the Acquired Companies and all other representations and warranties of any nature or kind, whether express or implied, are disclaimed.  Purchaser and AAR acknowledge that neither Seller nor any of its Affiliates or their respective Related Persons shall have any liability to Purchaser or any of its Affiliates or their respective Related Persons relating to or resulting from the use of any information, written or oral, provided by or on behalf of Seller or any of its Affiliates or Related Parties or any errors or inaccuracies contained therein or omissions therefrom, except for any liability resulting from the breach of the representations, warranties, covenants and agreements expressly set forth in this Agreement or the Ancillary Agreements.

ARTICLE 7.

COVENANTS

7.1                               Conduct of Business.

(a)                                 Unless otherwise mutually agreed by Seller and Purchaser and except as set forth on Exhibit 7.1(a) or as contemplated or permitted by the terms of this Agreement (including the Reorganization and Section 7.1(b)), from and after the Execution Date until the Closing, Seller and its Affiliates shall cause the business of each Acquired Company to be conducted in the ordinary course in all material respects and shall use commercially reasonable efforts to preserve intact the business of each Acquired Company.  Without limiting the generality of the foregoing, except as set forth on Exhibit 7.1(a) or as contemplated or permitted by the terms of this Agreement (including the Reorganization and Section 7.1(b)), without obtaining the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed, prior to the Closing, Seller shall cause each of the Acquired Companies not to, as applicable:

(i)                                     sell, transfer, convey or otherwise dispose of, or encumber with any Lien (other than Permitted Liens), any asset (other than the Excluded Assets), except in the ordinary course of business;

(ii)                                  make any changes in its accounting policies or practices;

(iii)                               enter into any material transaction with Seller or any Affiliate of Seller;

(iv)                              make any borrowings or incur any indebtedness for borrowed monies (other than additional borrowings incurred under its existing credit facilities (which will constitute Acquired Company Indebtedness)) or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business) or otherwise become liable (whether directly, contingently or otherwise) for any material obligations of any other Person;

(v)                                 make any loans, advances or capital contributions to, or investments in, any other Person;

(vi)                              acquire, lease or license any material assets, except in the ordinary course of business;

(vii)                           make or grant any bonus or any wage or salary increase, or make or grant any increase in any Employee Benefit Plan, or amend or terminate any existing Employee Benefit Plan or adopt any Employee Benefit Plan, except in each case in the ordinary course of business or as required by applicable Law or existing contractual arrangements;

(viii)                        pay any amount, perform any obligation, or agree to pay any amount or perform any obligation in settlement or compromise of any Actions or claims of liability against any Acquired Company or any of their respective managers, directors, officers, employees or independent contractors, except in the ordinary course of business and except for any matter described on Section 5.8 or 5.9 of the Seller Disclosure Letter;

(ix)                              assume or enter into any labor or collective bargaining agreement to which any Acquired Company is a party or by which it is bound;

(x)                                 hire, or terminate the employment of, any management-level employee, officer or director of any Acquired Company;

(xi)                              except for the settlements referred to in clause (xii) below, settle any Action against any Acquired Company if (A) such settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to the defending Acquired

Company of a release from all liability in respect to such claim, (B) settlement would result in the finding or admission of any violation of applicable Law, or (C) as a result of such settlement, injunctive or other equitable relief would be imposed against an Acquired Company, Purchaser or their Affiliates, or such settlement would reasonably be expected to have a Seller Material Adverse Effect;

(xii)                           settle any Action set forth in Exhibit 7.1(a)(xii) if as a result of such settlement, injunctive or other equitable relief (including a monitor) or other similar obligations would be imposed against an Acquired Company, Purchaser or their Affiliates after the Closing;

(xiii)                        enter into any material amendment, modification or termination (partial or complete) or grant any material waiver under or give any material consent with respect to any Material Contract or any Government Contract (other than any Excluded Asset), except in the ordinary course of business;

(xiv)                       amend its articles of incorporation or articles of organization (as applicable) or its by-laws or limited liability company agreement (as applicable);

(xv)                          merge with or into, consolidate with, or purchase all or a substantial portion of the assets or any stock of, any Person;

(xvi)                       issue or sell any membership interest or capital stock (as applicable) or other securities, options, warrants, calls or other rights to acquire such membership units or such capital stock (as applicable);

(xvii)                    fail to timely file all Tax Returns due prior to Closing and promptly pay all Taxes reflected on such Tax Returns;

(xviii)                 make any election or give any consent under the Code or the Tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for Taxes due;

(xix)                       fail to maintain, and take all necessary action to comply with and timely renew, each Permit; or

(xx)                          agree or commit to do any of items (i) through (xix) of this Section 7.1(a).

(b)                                 Notwithstanding anything to the contrary contained in Section 7.1(a) or otherwise herein, nothing shall prohibit Seller or its Affiliates from at any time and from time to time (i) sweeping cash from the accounts of the Acquired Companies, including making any distributions or dividends in furtherance thereof, and retaining such cash for Seller’s own account or the account of any of its Affiliates, or (ii) paying, pre-paying or otherwise settling, or causing the Acquired Companies to pay, pre-pay or otherwise settle, any intercompany balances, accounts payables, accounts receivables or other intercompany liabilities among the Acquired Companies or between Seller or any Affiliate of Seller (other than the Acquired Companies), on the one hand, and an Acquired Company, on the other, including any payment or pre-payment of any intercompany amounts related to the PRT Contract, up until the completion of the Closing.

7.2                               Notification of Certain Matters.  From and after the Execution Date until the Closing, to the extent permitted by Law, Seller shall promptly notify Purchaser in writing:

(a)                                 if it becomes aware of the occurrence of any event or the existence of any fact or condition that renders any of the representations and warranties in Article 5 inaccurate or untrue;

(b)                                 if it receives any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or

(c)                                  if it receives any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated hereby.

7.3                               No Intentional Acts.  None of Seller, Purchaser or AAR shall willfully perform any act which, if performed, or willfully omit to perform any act which, if omitted to be performed, would reasonably be expected to prevent or excuse the performance of this Agreement by any Party or which would reasonably be expected to result in any representation or warranty of a Party herein being untrue in any material respect as of the Closing Date, it being understood that no Party shall be required to waive any condition precedent to Closing.

7.4                               Cooperation; Consents and Approvals.

(a)                                 From and after the Execution Date until the Closing, the Parties shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to cause the Closing to occur (it being understood that no Party shall be required to waive any condition precedent to Closing), including taking all reasonable actions necessary to (i) comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing and (ii) obtain all Consents of Governmental Authorities, any prime contractor, subcontractor or other Person, in each case required to be obtained or made in connection with this Agreement, any Ancillary Agreement and the transactions contemplated hereby or thereby (including those in connection with any Government Contract, any other Required Governmental Approvals and the modification by the DOS of the policy of denial it applied to Seller to exempt the Acquired Companies).  Without limiting the generality of the foregoing, Purchaser and Seller shall (x) respond promptly to inquiries from the applicable Governmental Authorities in connection with such filings, including providing any supplemental information that may be requested and (y) provide to each other copies of all filings made with such Governmental Authorities at or prior to the time they are filed, to the extent permitted by Law.  Notwithstanding the foregoing, to the extent any Governmental Authority requires the Parties to execute any instrument in connection with obtaining such Governmental Authority’s Consent with respect to a Government Contract, no such instrument shall alter the provisions of this Agreement concerning the allocation of liabilities between the Parties.

(b)                                 In furtherance and not limitation of the provisions of Section 7.4(a), each Party shall, and shall cause its Affiliates to, use its reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all Consents from third parties in respect of any Contract (other than any Government Contract) to the extent such Contract requires such Consent as a result of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, however, that the Parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal filing or application fees).  To the extent that any Consent with respect to a Contract described in Exhibit 8.2(e) is not obtained before Closing, at Purchaser’s request Seller will use commercially reasonable efforts to (i) provide the applicable Acquired Company with the economic benefits of any such Contract until its termination date, (ii) cooperate in any lawful arrangement designed to provide such benefits to the applicable Acquired Company and (iii) enforce, for the account of the applicable Acquired Company and at Purchaser’s expense, any rights of Seller arising from any such Contract against any third party, including the right to elect to terminate in accordance with the terms of the Contract.  Once a Consent for any such Contract is obtained, Seller shall promptly assign or take such other commercially reasonable action as may be necessary to confirm the rights of the Acquired Companies in such Contract in accordance with the terms of this Agreement.  Purchaser acknowledges that to the extent that any Consent with respect to a Contract described in Exhibit 8.2(e) has not been obtained and the Closing occurs, Purchaser shall be deemed to have waived any alleged breach arising as a result of the failure to obtain any such Consent in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof so long as Seller has carried out its obligations under this Section 7.4(b).

(c)                                  To the extent that any Consent required to assign or otherwise transfer the Excluded Assets to Seller or an Affiliate of Seller in connection with the Reorganization is not obtained before Closing, at Seller’s request Purchaser shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to (i) provide Seller or an Affiliate of Seller with the economic benefits of any such Excluded Asset until its termination date, if any, (ii) cooperate in any lawful arrangement designed to provide such benefits to Seller or an Affiliate of Seller and (iii) enforce, exercise or perform, for the account of Seller or an Affiliate of Seller and at Seller’s expense, any rights,  remedies or obligations of the Acquired Companies arising from or with respect to any such Excluded Asset, including the right to elect to terminate in accordance with the terms of any Contract that is an Excluded Asset and the obligation to mitigate any damages under any Contract that is an Excluded Asset, and take such other lawful actions with respect to such Excluded Asset as Seller may direct Purchaser to take from time to time, including with respect to the operation, maintenance and repair of such Excluded Asset.  Seller and Purchaser agree that Seller shall be treated as the owner of the Excluded Assets described in the preceding sentence for U.S. federal income Tax purposes, and no Party shall take any position inconsistent with such treatment.  Any expenses actually incurred by Purchaser or the Acquired Companies in providing cooperation with respect to such an Excluded Asset shall be reimbursed by Seller.  Once a Consent for the assignment or other transfer of an Excluded Asset retained by the Acquired Companies at Closing is obtained, Purchaser shall cause the Acquired Companies to promptly assign or otherwise transfer such Excluded Asset to Seller or an Affiliate of Seller for nominal consideration, and Seller or an Affiliate of Seller shall assume or otherwise take assignment of such Excluded Asset in accordance with the terms of this Agreement.  Purchaser acknowledges that to the extent that any Consent required to assign or otherwise transfer the Excluded Assets to Seller or an Affiliate of Seller in connection with the Reorganization has not been obtained and the Closing occurs, Purchaser shall be deemed to have waived any alleged breach arising as a result of the failure to obtain any such Consent in connection with the transactions contemplated by this Agreement so long as Seller has carried out its obligations under this Section 7.4(c).

(d)                                 For a period of 180 days after the Closing, Seller shall, and shall cause its Affiliates to, use its reasonable efforts to cooperate and provide all reasonably necessary assistance in connection with Purchaser’s preparing and filing of any additional notices, amendments and other correspondence with DDTC and any other Governmental Authorities in connection with the transfer of licenses set forth in item 13 of Section 5.13 of the Seller Disclosure Letter, the General Correspondence Rulings set forth in item 14 of Section 5.13 of the Seller Disclosure Letter, and the amendment of the Technical Assistance Agreement TA 3231-07, including (i) providing contact information of, and introductions to, Governmental Authorities, (ii) providing copies of export compliance records of the Acquired Companies not otherwise available to the Acquired Companies, and (iii) providing summaries of past dealings and copies of past correspondence with Governmental Authorities; provided, however, that nothing herein will obligate Seller to take any actions that would unreasonably interfere with the operation of the businesses of Seller and its Affiliates, result in any waiver of attorney-client privilege or violate any Laws or the terms of any Contract to which Seller or its Affiliates is a party or to which any of their assets is subject.

7.5                               Access to Records and Properties.  From and after the Execution Date until the Closing, Seller shall, and shall cause the Acquired Companies to: (a) permit Purchaser, at its expense, to conduct such investigation of the condition (financial or otherwise), businesses, assets, properties or operations of the Acquired Companies as Purchaser shall reasonably deem appropriate.  Seller shall (i) upon reasonable notice from Purchaser, provide Purchaser and its Related Persons reasonable access during normal business hours to all the facilities, offices, personnel, books and records of the Acquired Companies and (ii) furnish, or cause the Acquired Companies to furnish, Purchaser with such financial and operating data and other information with respect to the condition (financial or otherwise), businesses, assets, properties or operations of the Acquired Companies that is reasonably available to Seller or the Acquired Companies and that Purchaser shall reasonably request; provided, however, that nothing herein will obligate the Acquired Companies or Seller to take any actions that would unreasonably interfere with the operation of the businesses of Seller and its Affiliates, result in any waiver of attorney-client privilege or violate any Laws or the terms of any Contract to which any of them is a party or to which any of their assets is subject.

7.6                               Reorganization.  Seller shall cause the Reorganization to be carried out in the manner specified in Exhibit 1.1D.

7.7                               Preservation of Books and Records; Access and Assistance.

(a)                                 For a period of seven years after the Closing Date, Purchaser shall, and shall cause the Acquired Companies to, preserve and retain all corporate, accounting, legal, auditing and other books and records (including any documents relating to any governmental or non-governmental claims or Actions with respect to any Acquired Company) relating to each

Acquired Company’s business on or prior to the Closing Date.  Notwithstanding the foregoing, during such seven-year period, Purchaser may dispose of any such books and records that are offered in writing to, but not accepted by, Seller within 45 days after being so offered.  If at any time after such seven-year period Purchaser intends to dispose of any such books and records, Purchaser shall not do so without first offering in writing such books and records to Seller.

(b)                                 After the Closing Date, Purchaser shall, and shall cause the Acquired Companies to, permit Seller and its Related Persons to have reasonable access to, and to inspect and copy, all materials referred to in Section 7.7(a) and to meet with officers and employees of Purchaser and the Acquired Companies on a mutually convenient basis in order to obtain explanations with respect to such materials and to obtain additional information.

(c)                                  In the event and for so long as any Party actively is contesting or defending against any third-party Action, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on, prior to or after the Closing Date involving an Acquired Company, each Party shall cooperate in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 11).  For the avoidance of doubt, this Section 7.7(c) shall not apply to disputes or litigation among the Parties and their respective Related Persons.

7.8                               Insurance.  Purchaser acknowledges that, except as provided herein, the coverage provided under the Insurance Policies for the Acquired Companies and their respective businesses, assets, employees, officers and directors (collectively, the “Acquired Company Insureds”) will be terminated effective as of the Effective Closing Time for the period after the Effective Closing Time, and upon such termination, the Acquired Company Insureds will cease to be covered under such policies with respect to the period after the Effective Closing Time and will have to obtain replacement coverage for such period.  Notwithstanding the foregoing:

(a)                                 Seller, upon the request of Purchaser, shall cooperate with and use commercially reasonable efforts to obtain such consents from the relevant insurers as may be necessary for the continuation after the Effective Closing Time in accordance with their respective terms of those Insurance Policies set forth on Exhibit 7.8(a) as to which an Acquired Company is the sole named insured (the “Acquired Company Insurance Policies”).

(b)                                 Seller, upon the request of Purchaser, shall cooperate with and use commercially reasonable efforts to assist Purchaser and the Acquired Companies in transitioning to their own separate insurance programs to replace the coverage currently provided to the Acquired Company Insureds under those insurance policies set forth on Exhibit 7.8(b) (the “Seller Insurance Policies”), and shall provide Purchaser with information that is in the possession of Seller or any of its Affiliates and is necessary and, to the extent reasonably available, useful to obtain such replacement coverage; provided, however, that nothing herein shall require Seller to disclose any such information to Purchaser if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law.

(c)                                  From and after the Effective Closing Time, Seller and its Affiliates (other than the Acquired Companies) shall retain and have the sole responsibility for making any premium or other payments due under the Seller Insurance Policies, and the Purchaser and its Affiliates (including the Acquired Companies) shall have no responsibility therefor.

(d)                                 From and after the Effective Closing Time, Purchaser and the Acquired Companies shall have the sole responsibility for making any premium or other payments due under the Acquired Company Insurance Policies, and Seller and its Affiliates (other than the Acquired Companies) shall have no responsibility therefor.  Notwithstanding the immediately preceding sentence, Seller and Purchaser acknowledge that premium payments for the Acquired Company Insurance Policies are payable on a periodic basis in advance, and, to the extent any of the Acquired Company Insurance Policies are continued after the Effective Closing Time, Purchaser agrees to reimburse Seller for any premium or other payments (or any portion of such payments) attributable to periods from and after the Effective Closing Time in accordance with Exhibit 3.2(c)(iii).

(e)                                  Seller and Purchaser shall, and shall cause each of their respective Affiliates to, cooperate with and use commercially reasonable efforts to, upon request, assist in the collection of proceeds from insurance claims made under any Seller Insurance Policy.  Without limiting the generality of the foregoing:

(i)                                     Seller shall, and shall cause its respective Affiliates to, upon request, assert, or assist the Acquired Company Insureds in asserting, claims (other than claims relating to the Retained Actions) in accordance with the terms of the Seller Insurance Policies to the extent of the insurance coverage available to them thereunder for periods prior to the Effective Closing Time.

(ii)                                  Purchaser shall promptly report to Seller any third-party claims of which it has knowledge that are or may be covered by any Seller Insurance Policies and shall keep Seller reasonably informed with regard to the status thereof.

(iii)                               Seller (or, in the event that the primary economic burden is to be borne by Purchaser and its Affiliates, Purchaser) has the right to control the investigation, defense and settlement of such insurance claims, but no such settlement may be effected without the consent of Purchaser (or Seller), which consent will not be unreasonably withheld or delayed, unless such settlement does not include any admission of liability or exposure to third party claims and includes as an unconditional term thereof the delivery of a written release of the Acquired Companies (or Seller) and any other named insured Affiliate of Purchaser (or Affiliate of Seller) from all liability in respect of such insurance claims.  For purposes of this Section 7.8, the Parties acknowledge and agree that the primary economic burden of the Retained Actions is being borne by Seller.

7.9                               Covenant Not to Compete; Non-Solicitation.

(a)                                 Seller covenants and agrees that for the period beginning on the Closing Date and terminating 180 days following the three year anniversary of the Closing Date, neither Seller nor any of its Affiliates (including Erik D. Prince) shall, directly or indirectly, as an owner, partner, member, stockholder, independent contractor, employee, agent, adviser, consultant or otherwise, engage in a Competitive Business anywhere in the world.  For purposes of this Section 7.9, engaging in a “Competitive Business” means:

(i)                                     rendering (A) airlift services of the type rendered by the Acquired Companies prior to the Closing Date, including those services that require the use of an Air Operator Certificate pursuant to FAR Part 125, Operating Certificate pursuant to FAR Part 133 or Air Carrier Certificate pursuant to FAR Part 135 issued by the FAA, (B) aircraft maintenance services of the type rendered by the Acquired Companies prior to the Closing Date, including those services that require the use of an Air Agency Certificate pursuant to FAR Part 145 issued by the FAA or (C) aviation training of the type rendered by the Acquired Companies prior to the Closing Date, including aviation training with respect to aircraft modifications and the airlift and aircraft maintenance services described in clauses (A) and (B) of this Section 7.9(a)(i), in the case of each of clauses (A), (B) and (C) of this Section 7.9(a)(i) to the extent that such services are rendered in support of a Contract or arrangement with any Governmental Authority of the United States Federal government, any Governmental Authority of Iraq or Afghanistan or any Non-Governmental Organization; or

(ii)                                  rendering aircraft modification services of the type rendered by the Acquired Companies prior to the Closing Date (other than aviation training relating to aircraft modification, which shall be governed by Section 7.9(a)(i)), including those services that require the use of an Air Agency Certificate pursuant to FAR Part 145 issued by the FAA.

(b)                                 Nothing in Section 7.9(a) shall restrict Seller or its Affiliates (including Erik D. Prince), directly or indirectly, as an owner, partner, member, stockholder, independent contractor, employee, agent, adviser, consultant or otherwise, from:

(i)                                     bidding on, operating under and otherwise performing any Contract or arrangement, whether now existing or which may arise in the future, under which a portion of the services involve those that Seller and its Affiliates would be restricted from performing pursuant to Section 7.9(a), provided that the portion of the services under such Contract or arrangement which Seller or its Affiliates are restricted from performing pursuant to Section 7.9(a) are performed, directly or indirectly, by an un-Affiliated third party, including pursuant to a subcontracting arrangement or similar arrangement between Seller or its Affiliates and any un-Affiliated third party;

(ii)                                  providing, or having, or developing or acquiring the capability to provide, any services in support of internal operations, whether now existing or which may arise in the future, of Seller and its Affiliates, including the services described in the definition of Competitive Business;

(iii)                               performing the Sikorsky Contract and the Falcon Contract or providing, or having, or developing or acquiring the capability to provide, any of the services described in clause (a)(i) of the definition of Competitive Business in support of any other Contract or arrangement that currently exists or that may arise in the future with Sikorsky Aircraft Corporation or its Affiliates (A) to the extent such services are to be provided in connection with sales or leases of aircraft by Sikorsky Aircraft Corporation or its Affiliates to the

purchasers or lessees of such aircraft or (B) to the extent that Sikorsky or its Affiliates has made a request prior to the Closing for Greystone Limited or its Affiliates (other than the Acquired Companies) to submit a proposal or provide services in connection with any other sales or leases of any aircraft;

(iv)                              performing any Contract or arrangement that is an Excluded Asset or owning, selling, leasing, transferring or otherwise disposing of any Excluded Asset or entering into any Contract or arrangement with respect to any Excluded Asset, including any Contract or arrangement for Seller or its Affiliates to provide any of the services described in the definition of Competitive Business using any Excluded Asset.  For the avoidance of doubt, nothing in Section 7.9(a) shall restrict Seller or its Affiliates (including Guardian) from providing, or having, or developing or acquiring the capability to provide, (A) airlift services using any airship, which is not a fixed- or rotary-wing aircraft, in support of reconnaissance, surveillance, security and communications missions, including battle space management, border security, border patrol, metropolitan security/support/management, event management and support, and civil/disaster crisis management or (B) maintenance, modification or training or other services with respect to airships;

(v)                                 owning (A) five percent or less of the outstanding securities of any class listed on any national or foreign securities exchange or regularly traded in the over-the-counter market of any Person engaged, directly or indirectly, in all or a portion of a Competitive Business or (B) five percent or less in value of the indebtedness of any Person engaged, directly or indirectly, in all or a portion of a Competitive Business; provided, however, that Seller or its Affiliates do not possess the power to control the management or affairs of such Person; or

(vi)                              acquiring, in one transaction or a series of transactions, by purchase of stock or assets, merger, consolidation or otherwise, the whole or any part of any Person that carries on a Competitive Business if the revenue of such Person so acquired attributable to the Competitive Business did not exceed 10 percent of such Person’s total revenue as set out in the latest available annual financial statements of such Person; provided, however, that Seller or its applicable Affiliate uses its reasonable best efforts to dispose of such Competitive Business to an unrelated Person as soon as possible, and in any event within twelve months after the date of such acquisition (after which time, if the Competitive Business remains unsold, Seller shall proceed to wind-down the operations of such Competitive Business).

(c)                                  For the period beginning on the Closing Date and terminating two years following the Closing Date, Seller agrees not to, and to cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement, solicit or recruit for employment, employ or engage as a consultant any Person employed or engaged as an Independent Contractor by any of the Acquired Companies on the date of this Agreement or on the Closing Date (“Acquired Company Personnel”).  Nothing in this Section 7.9(c) shall prohibit Seller or its Affiliates from, directly or indirectly through any Person or contractual arrangement, (i) soliciting or recruiting for employment, employing or engaging as a consultant any Acquired Company Personnel (A) whose employment or engagement, as applicable, with one of the Acquired Companies or their Affiliates has been terminated by such Acquired Company or such Affiliate of the Acquired Companies after the Closing Date, (B) whose employment with one of the Acquired Companies or their Affiliates has been terminated by such employee more than 120 days before Seller or its Affiliates first solicit, recruit, employ or engage such Acquired Company Personnel or (C) with respect to any Acquired Company Personnel that is an Independent Contractor, whose engagement with one of the Acquired Companies or their Affiliates has expired pursuant to the terms of such engagement or (ii) conducting a generalized solicitation for employees or consultants, not specifically targeted at Acquired Company Personnel; provided, however, that for a period of nine months after the Closing Date, neither Seller nor its Affiliates shall employ, engage or agree to employ or engage any Acquired Company Personnel who responds to any such generalized solicitation.

(d)                                 For the period beginning on the Closing Date and terminating two years following the Closing Date, Purchaser agrees not to, and to cause its Affiliates (including the Acquired Companies) not to, directly or indirectly through any Person or contractual arrangement, solicit or recruit for employment, employ or engage as a consultant any Person employed by Seller or any of its Affiliates (other than the Acquired Companies) on the date of this Agreement or on the Closing Date (“Seller Personnel”).  Nothing in this Section 7.9(d) shall prohibit Purchaser or its Affiliates (including the Acquired Companies) from, directly or indirectly through any Person or contractual arrangement, (i) soliciting or recruiting for employment, employing or engaging as a consultant any Seller Personnel (A) whose employment with Seller or its Affiliates has been terminated by Seller or such Affiliate of Seller after the Closing Date or (B) whose employment with Seller or its Affiliates has been terminated by such employee more than 120 days before Purchaser or its Affiliates (including the Acquired Companies) first solicit, recruit, employ or engage such Seller Personnel or (ii) conducting a generalized solicitation for employees or consultants, not specifically targeted at Seller Personnel; provided, however, that for a period of nine months after the Closing Date, neither Purchaser nor its Affiliates (including the Acquired Companies) shall employ, engage or agree to employ or engage any Seller Personnel who responds to any such generalized solicitation.

(e)                                  For the period beginning on the Closing Date and terminating upon the expiration of the term of the Sikorsky Contract or the Falcon Contract, as applicable, Purchaser agrees not to, and to cause its Affiliates (including the Acquired Companies) not to, directly or indirectly through any Person or contractual arrangement, solicit the business being provided by Greystone Limited or its Affiliates under the Sikorsky Contract or the Falcon Contract.

(f)                                   Notwithstanding anything herein to the contrary, this Section 7.9 shall not (i) apply to or bind any un-Affiliated third party which (A) acquires all or a portion of the outstanding equity interests of Seller or any of its Affiliates or (B) acquires all or a portion of the business or assets of Seller or any of its Affiliates, regardless of the form of such transaction, nor apply to or bind any of the Affiliates of such un-Affiliated third party (other than Seller and the Persons which were Affiliates of Seller prior to such acquisition) or (ii) in any way limit any activities of Seller or its Affiliates pursuant to any Ancillary Agreement.

(g)                                  Seller hereby acknowledges and agrees that the restrictive covenants contained in this Section 7.9 are commercially reasonable and reasonably necessary to protect the Acquired Companies.

7.10                           Confidential Information.

(a)                                  Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Effective upon the Closing, the Confidentiality Agreement shall terminate.

(b)                                 For a period beginning on the Closing Date and terminating five years following the Closing Date, Seller hereby agrees with Purchaser that Seller shall not, and Seller shall cause its Affiliates and Related Persons not to, directly or indirectly, disclose or make available to any Person other than an Acquired Company or an Affiliate or Related Person of Seller any confidential information specific to any Acquired Company acquired prior to the Closing Date (including confidential information relating to the customers and suppliers of the Acquired Companies).  Nothing in this Agreement, however, shall prohibit Seller and its Affiliates and Related Persons from using or disclosing confidential information: (i) which is or becomes generally available to the public other than as a result of a breach of a confidentiality obligation of Seller or its Affiliates, (ii) that has been acquired through years of experience in the business of an Acquired Company generally and that is not specific to any Acquired Company, (iii) with the prior written consent of Purchaser, (iv) required by Seller or its Affiliates to perform, comply with or enforce the terms of this Agreement or any Ancillary Agreement or conduct its business as currently conducted, (v) in connection with any Action or governmental inquiry involving Seller or its Affiliates or Related Persons, or (vi) to the extent required by Law or request of a Governmental Authority, so long as, in the case of clauses (v) and (vi) only, reasonable prior notice is given to Purchaser of such disclosure to the extent practicable or lawful and a reasonable opportunity is afforded to Purchaser to contest the same.

(c)                                  Purchaser acknowledges that, prior to and subsequent to the Closing, it may be furnished with, receive or otherwise have access to confidential information of Seller or its Affiliates not specific to the business of the Acquired Companies (any such information, the “Seller Confidential Information”).  Subsequent to the Closing, Purchaser shall not disclose, and shall maintain the confidentiality of, all Seller Confidential Information.  Purchaser shall use at least the same degree of care to safeguard and to prevent the disclosure, publication, dissemination, destruction, loss or alteration of the Seller Confidential Information as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss or alteration of its own information (or information of its customers) of a similar nature, but in no case less than reasonable care.  Purchaser shall not (i) use any Seller Confidential Information in any manner, (ii) make any copies of any Seller Confidential Information, (iii) acquire any right in or assert any Lien against any Seller Confidential Information, (iv) sell, assign, transfer, lease, license or otherwise dispose of any Seller Confidential Information to third parties or commercially exploit any Seller Confidential Information, including through derivative works or (v) refuse for any reason (including a default or breach of this Agreement or any Ancillary Agreement by Seller) to promptly provide any tangible embodiments of the Seller Confidential Information (including copies thereof) to Seller if requested to do so, in the form reasonably requested.  Nothing contained in this Agreement shall be construed as obligating Seller or any of its Affiliates to disclose any Seller Confidential Information to Purchaser or as granting to or conferring on Purchaser, expressly or impliedly, any right, title, interest or license to any Seller Confidential Information or any components thereof.

7.11                           Injunctive Relief.  The Parties recognize that any breach of Section 7.9 or Section 7.10 may cause irreparable injury to the other Parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate.  Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), the Parties agree that in the event of any such breach, the other Parties shall be entitled to seek injunctive relief in addition to such other legal and equitable remedies that may be available.  The Parties recognize that the territorial, time and scope limitations in Section 7.9 or Section 7.10  are reasonable and properly required for the protection of the other Parties and in the event that any such limitation is deemed to be unreasonable by a court of competent jurisdiction, the Parties agree and submit to the imposition of such a limitation as said court shall deem reasonable.

7.12                           Release.  Effective at the time of the Closing, Seller hereby, without any further action, releases and forever discharges, and shall cause each of its Affiliates, to release and forever discharge, each of the Acquired Companies from any and all liabilities, claims, obligations, actions, causes of action, suits at law or in equity of whatever kind or nature, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, commitments, controversies, promises, variances, trespasses, judgments, verdicts, extents, executions, Liens, payments, damages, costs, attorneys fees, expenses and demands of any kind or nature, which Seller may have or may have had, known or unknown, prior to the Closing, against the Acquired Companies (as of immediately prior to the Closing); provided, however, that nothing herein shall be deemed a release, discharge or limitation of (a) any liability or obligation of the Acquired Companies or their respective Related Persons under this Agreement, any Ancillary Agreement or any other agreement, certificate or other instrument executed and delivered in connection with this Agreement or the transactions contemplated hereby or thereby, (b) any rights and benefits of Seller and its Affiliates under this Agreement, any Ancillary Agreement or any other agreement, certificate or other instrument executed and delivered in connection with this Agreement or the transactions contemplated hereby or thereby, (c) any liability or obligation under the Promissory Note or (d) any matter set forth in Exhibit 7.12(d).

7.13                           Use of Xe Name and Blackwater Name.  Purchaser acknowledges that the Xe Name and the Blackwater Name are and shall remain the property of Seller or its Affiliates and that nothing in this Agreement shall transfer or shall operate as an agreement to transfer any right, title or interest in the Xe Name or the Blackwater Name to Purchaser or any Affiliate of Purchaser (including the Acquired Companies).  Seller is not granting Purchaser a license to use, and none of Purchaser or any of its Affiliates (including the Acquired Companies) shall have any title, right or interest in or to, the Xe Name or the Blackwater Name after the Closing.

7.14                           Employment.  As of the Closing, Purchaser shall, and shall cause its Affiliates (including the Acquired Companies) to, continue the employment of each employee who was employed by an Acquired Company immediately prior to the Closing (“Continuing Employees”) on terms and conditions with respect to salary and wages that are no less favorable than the terms and conditions applicable to such Continuing Employee immediately prior to the Closing and, for the period commencing at the Effective Closing Time and ending on the first anniversary thereof, not to reduce the salary and wages of the Continuing Employees, except to the extent that Purchaser reasonably determines that a salary or wage reduction is appropriate for business reasons relating to the financial performance of the Acquired Companies.  For the period commencing at the Effective Closing Time and ending on the first anniversary thereof, Purchaser shall, and shall cause its Affiliates (including the Acquired Companies) to, provide to Continuing Employees employee benefit plans, programs, policies and arrangements that are substantially comparable in the aggregate to the plans, programs, policies and arrangements applicable to similarly situated employees of Purchaser and its Affiliates.  No provision of this Agreement shall be construed as limiting the ability of Purchaser or its Affiliates (including the Acquired Companies), as applicable, to terminate the employment of any Continuing Employee at any time following the Effective Closing Time for any reason.  Continuing Employees terminated during the period commencing at the Effective Closing Time and ending on the first anniversary thereof will be provided with severance benefits to which they are entitled pursuant to Purchaser’s severance plan or policy.  Seller shall cause the Acquired Companies to pay, on or prior to the Closing Date, all bonuses that have become due and payable to the employees and Independent Contractors of the Acquired Companies prior to or at the Effective Closing Time.

7.15                           Employee Benefit Plans.

(a)                                  As of the Effective Closing Time, Continuing Employees shall cease participating in all Employee Benefit Plans.  Immediately after the Effective Closing Time, Purchaser shall, and shall cause its Affiliates to, cause those employee benefit plans, programs, agreements and arrangements of Purchaser and its Affiliates (including the Acquired Companies) in which Continuing Employees are eligible to participate as of the Effective Closing Time pursuant to Section 7.14 (the “Purchaser Plans”) to credit each Continuing Employee for his or her service with any Acquired Company and predecessor employer to the extent credited under corresponding Employee Benefit Plans immediately prior to the Effective Closing Time, as service with Purchaser and its Affiliates under the corresponding Purchaser Plans for purposes of determining eligibility to participate, vesting in benefits under such plan and vacation and sick leave accrual, but not for determining the amounts of benefits (other than vacation and sick leave accruals) or for any other purpose; provided, however, that in no event shall the Continuing Employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service.  As of the Effective Closing Time, to the extent permitted by applicable Law and, to the extent applicable, subject to the consent of insurers and other applicable third parties, Purchaser shall, and shall cause its Affiliates (including the Acquired Companies) to, (i) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under the Purchaser Plans to be waived or satisfied with respect to any Continuing Employee (and his or her covered dependents), to the extent that such conditions, exclusions and waiting periods were waived or satisfied for such Continuing Employee (and his or her covered dependents) under the corresponding Employee Benefit Plan immediately prior to the Effective Closing Time, and (ii) give credit for or otherwise take into account under the Purchaser Plans the out-of-pocket expenses and annual expense limitation amounts paid by each Continuing Employee under the corresponding Employee Benefit Plan for the year in which the Closing Date occurs.

(b)                                 Purchaser shall not, at any time during the 90 days following the Closing Date, engage in any conduct that would result in an “employment loss” or layoff for a number of Continuing Employees that, if aggregated with any conduct on the part of Seller prior to the Closing Date, would trigger the WARN Act.  Purchaser agrees that, from and after the Effective

Closing Time, Purchaser shall be responsible for any notification required under and any liability arising under or relating to the WARN Act with respect to the Continuing Employees or action taken in violation of this paragraph.

(c)                                  With respect to any Purchaser Plan that is a defined contribution plan (as defined in section 3(34) of ERISA) in which the Continuing Employees are eligible to participate, Purchaser shall take all actions necessary to allow the Continuing Employees to make eligible rollover contributions to such Purchaser Plan of their account balances (in cash and in loan notes, if any, evidencing loans to such Continuing Employees as of the date of distribution) from the Employee Benefit Plans as soon as practicable following the Closing.

(d)                                 Except as described in Section 7.15(c), neither Purchaser nor any of its Affiliates (including the Acquired Companies) shall assume any Employee Benefit Plan (other than Employee Benefit Plans sponsored by the Acquired Companies) or its related liabilities or assets, and Seller and its Affiliates (other than the Acquired Companies) shall hold all such Employee Benefit Plans and related liabilities and assets.

7.16                           Exclusive Dealings.  During the period from the Execution Date through the Closing or termination of this Agreement, without the prior written approval of Purchaser, Seller shall not (a) sell, dispose of or otherwise convey (including through any merger, consolidation, equity transfer or otherwise) its right, title or interest in and to the Membership Units or permit any of the Acquired Companies to sell, dispose of or otherwise convey any of their assets, other than the sale of assets in the ordinary course of business and other than the Excluded Assets, or (b) enter into, conduct or continue any discussions or negotiations with any other party relating to the sale of the Membership Units or the sale of the assets of the Acquired Companies (including through any merger, consolidation, equity transfer or otherwise), other than the sale of assets in the ordinary course of business and other than the Excluded Assets.

7.17                           Director, Manager and Officer Liability and Indemnification.

(a)                                  From and after the Closing, Purchaser shall cause each Acquired Company to indemnify, exculpate and advance the expenses of the D&O Indemnified Parties for acts or omissions of the D&O Indemnified Parties occurring on or prior to the Closing Date to the extent required in the certificate of formation, by-laws, limited liability company agreement or similar organizational documents of each Acquired Company as of immediately prior to the Closing regardless of any subsequent amendment or modification of such organizational documents.  “D&O Indemnified Parties” shall mean each present and former director, manager and officer of each Acquired Company, and each Person who served at the request of an Acquired Company as a director, manager, officer, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise (when acting in such capacity) determined as of the Effective Closing Time.

(b)                                 The provisions of this Section 7.17 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.  No release executed by a D&O Indemnified Party in connection with his or her departure from an Acquired Company (or other enterprise for which such Person serves as a director, manager, officer, trustee, fiduciary or agent at the request of an Acquired Company)

shall be deemed to be a release or waiver of any of the indemnity or other rights provided such D&O Indemnified Party in this Section 7.17, unless the release or waiver of the provisions of this Section 7.17 is expressly provided in such release.

7.18                           Post-Closing Relationship Between the Parties.

(a)                                  From and after the Closing, Seller shall not, and shall not permit its Affiliates to, impose upon any Acquired Company any marketing, management or other similar fee or charge, except as provided in the License Agreement or as otherwise agreed to by the Parties.

(b)                                 For the period beginning on the Closing Date and terminating 180 days following the three-year anniversary of the Closing Date (the “Preferred Supplier Period”), each Acquired Company shall be a Preferred Supplier to Seller and its Affiliates for rendering services that Seller and its Affiliates are restricted from performing pursuant to Section 7.9 that are to be provided under any prime Contract with any Governmental Authority of the United States Federal government, any Governmental Authority of Iraq or Afghanistan or any Non-Governmental Organization (a “Preferred Supplier Contract”) that Seller or its Affiliate plans to bid on (“Required Aviation Services”).  Being a “Preferred Supplier” shall mean that:

(i)                                     With respect to any Preferred Supplier Contract opportunity that Seller or its Affiliate plans to bid on during the Preferred Supplier Period that includes Required Aviation Services, the procedures shall be as follows:

(A)                              Seller or its appropriate Affiliate, prior to contacting any third party, and subject to any reasonable non-disclosure terms between Seller and Purchaser that Seller may require, shall determine whether an Acquired Company has the interest and capability to perform the Required Aviation Services;

(B)                                Upon determining that an Acquired Company has such interest and capability, Seller or its appropriate Affiliate (as the prime contractor) and the interested Acquired Company (as a team member or subcontractor to provide the Required Aviation Services) shall conduct good faith negotiations as soon as feasible with the objective of entering into a mutually acceptable teaming agreement or subcontract meeting the requirements of the procurement and applicable Law, price and other terms considered;

(C)                                If the negotiating parties reach an impasse, or if competition is required by the prime Contract customer or applicable Law, Seller or its appropriate Affiliate also may enter into negotiations with a third party or parties having the interest and capability to perform the Required Aviation Services, provided that before executing a teaming agreement or subcontract with any such third party, Seller or its appropriate Affiliate shall offer the interested Acquired Company and each third party the opportunity to submit a best and final offer, which offer from an Acquired Company shall be accepted by Seller or its appropriate Affiliate if it is equal to or better than any third party offer, price and other terms of the bid and the prime Contract considered.

(D)                               Any proposed teaming agreement or subcontract shall be subject to and conditioned upon obtaining any approval required by the prime Contract customer.

(ii)                                  If any prime Contract customer disapproves any teaming agreement or subcontract negotiated by Seller or its Affiliate with an Acquired Company pursuant to Section 7.18(b)(i) above, notwithstanding commercially reasonable efforts by Seller or its appropriate Affiliate to obtain such approval, each party shall be entitled to pursue the subject Preferred Supplier Contract opportunity as it determines best.

7.19                           AAR Guaranty.

(a)                                  AAR hereby irrevocably, absolutely and unconditionally guarantees to Seller the prompt and full payment, performance and discharge by Purchaser or the Acquired Companies (after Closing) of all of Purchaser’s or the Acquired Companies’ (after Closing), as applicable, covenants, agreements, obligations and liabilities under this Agreement and all Ancillary Agreements or any other agreement, certificate or other instrument executed and delivered pursuant hereto or thereto as and when due (collectively, the “Guaranteed Obligations”), including the due, prompt and punctual payment of all amounts which are or may become due and payable by Purchaser or the Acquired Companies (after Closing) hereunder or thereunder when and as the same shall become due and payable, in accordance with the terms hereof or thereof, as applicable (the “Guaranty”).  AAR acknowledges and agrees that, with respect to all Guaranteed Obligations, such guaranty constitutes a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit by Seller of any remedies which it now has or may hereafter have against Purchaser or the Acquired Companies (after Closing), as applicable, whether at law, in equity or otherwise.  Upon receipt of written notice requesting performance of the Guaranteed Obligation, AAR shall forthwith perform or cause to be performed all Guaranteed Obligations, and will forthwith make full payment of any amount due with respect thereto, at its sole cost and expense, to the extent that such payment has not previously been made by Purchaser.  This Section 7.19 shall terminate and be of no further force or effect upon and after the date that the Guaranteed Obligations shall have been paid or performed in full.

(b)                                 The obligations of AAR under the Guaranty shall, to the fullest extent permitted under applicable Law, be absolute and unconditional irrespective of:

(i)                                     the illegality of any portion of the Guaranty;

(ii)                                  the illegality, validity or genuineness of this Agreement or the Ancillary Agreements or any other agreement, certificate or other instrument executed and delivered pursuant hereto or thereto with respect to Purchaser;

(iii)                               the enforceability of any portion of this Section 7.19 against AAR or Purchaser;

(iv)                              to the extent there is no change to this Section 7.19, any release or discharge of any obligation of Purchaser or the Acquired Companies (after Closing) under this Agreement or any Ancillary Agreement or any other agreement, certificate or other instrument executed and delivered pursuant hereto or thereto resulting from any change in the corporate existence, structure or ownership of Purchaser or the Acquired Companies (after Closing), or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser, the Acquired Companies (after Closing) or any of their respective assets;

(v)                                 any amendment or modification of this Agreement or any Ancillary Agreement or any other agreement, certificate or other instrument executed and delivered pursuant hereto or thereto, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any Loss incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of this Agreement or the Ancillary Agreements;

(vi)                              the existence of any claim, setoff or other right that AAR may have at any time against Purchaser, Seller or the Acquired Companies (after Closing), whether in connection with any Guaranteed Obligation or otherwise (provided, however, that AAR remains able to pursue such claims independently); or

(vii)                           any other act or omission relating to the Guaranty (other than performance or payment of the Guaranteed Obligations in full as required hereunder)  that may or might in any manner or to any extent vary the risk of AAR or otherwise operate as a discharge of AAR as a matter of Law or equity.

(c)                                  AAR hereby waives, to the extent permitted by law:  (i) (A) all notices to AAR (except as set forth in this Section 7.19) or to any other Person, including notices of the acceptance of the Guaranty or the creation, renewal, extension or modification of the Guaranteed Obligations, or of default in the performance of the Guaranteed Obligations (or any portion thereof) and enforcement of any right or remedy with respect thereto or notice of any other matters relating thereto and (B) diligence and demand of performance; (ii) any statute of limitations affecting AAR’s liability hereunder or the enforcement thereof; (iii) all principles or provisions of Law or equity which conflict with the terms of the Guaranty; and (iv) all defenses based on suretyship or impairment of collateral.  AAR further agrees that Seller may enforce this Guaranty upon the occurrence of a breach of this Agreement or the Ancillary Agreements or any other agreement, certificate or other instrument executed and delivered pursuant hereto or thereto, notwithstanding the existence of any dispute between Purchaser and Seller with respect to the existence of such default or performance of the Guaranteed Obligations (or any portion thereof) or any counterclaim, set-off or other claim which Purchaser, AAR or their respective Affiliates may allege against Seller with respect thereto.  Moreover, AAR agrees that to the full extent allowed by Law, its obligations under the Guaranty shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety.

(d)                                 AAR shall require any successor, continuing entity or surviving entity to AAR, whether by merger, consolidation, amalgamation or other business combination, to expressly agree in writing with Seller to assume and perform the obligations of AAR under the

Guaranty to the extent that such successor or entity does not succeed to the obligations of AAR hereunder by operation of Law.

(e)                                  AAR may not exercise any rights of subrogation or contribution, whether arising by contract or operation of Law (including any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it in respect of the Guaranty unless and until all of the Guaranteed Obligations have been paid or performed in full.

7.20                           Detained Aircraft.  At Closing, if there are any Detained Aircraft, the Detained Aircraft Escrow Amount shall be deposited in escrow pursuant to Section 3.1(b), to be held and disbursed in the manner set forth in the Detained Aircraft Escrow Agreement.  During the 120-day period following the Closing Date, each time a Detained Aircraft is released from detention, funds equal to the Detained Aircraft Price for such Detained Aircraft shall be disbursed to Seller in accordance with the Detained Aircraft Escrow Agreement.  If, at the end of such 120-day period, any Detained Aircraft shall not have been released from detention, then such unreleased Detained Aircraft shall be deemed to be Excluded Assets, title to such unreleased Detained Aircraft shall be promptly transferred to Seller or an Affiliate of Seller in consideration of the disbursement of funds to Purchaser in accordance with the Detained Aircraft Escrow Agreement, and the Purchase Price shall be reduced by the aggregate Detained Aircraft Price of such transferred Detained Aircraft.

7.21                           Super Tucano.  In furtherance and not limitation of the provisions of Section 7.4(c), until Presidential and EPA have received all Consents necessary to transfer the Super Tucano and the Super T Subcontract to Seller or one of its Affiliates (as designated by Seller) after the Closing, as contemplated by the Reorganization, Presidential shall continue to perform the Super T Subcontract and maintain liability, casualty and property insurance coverage with respect to the Super Tucano and the Super T Subcontract in such amounts as are appropriate and reasonable taking into account the value of the Super Tucano and the scope of the services to be provided under the Super T Subcontract, but all revenues, benefits, expenses and risks shall be for the account of Seller or one of its Affiliates, as designated by Seller.  Until such Consents have been received, Presidential shall (a) be released from any obligation to make lease payments to EPA with respect to the Super Tucano and (b) remit promptly (but in any event within two Business Days after receipt) to Seller all amounts collected with respect to the Super T Subcontract, minus only such amounts necessary to reimburse Presidential for its actual expenses incurred in performing the Super T Subcontract, which actual expenses shall be reasonable, substantiated and documented from time to time upon the request of Seller.  The Super Tucano and the Super T Subcontract shall constitute Excluded Assets notwithstanding the Acquired Companies’ continued ownership or control.

7.22                           Caravan.  At or prior to the Closing, (a) the Aircraft Lease Agreement dated as of January 1, 2008, as amended, between Presidential and Blackwater Lodge and Training Center, Inc. (n/k/a U.S. Training Center, Inc.) with respect to the Cessna Caravan Aircraft bearing FAA Registration No. 12677 and Manufacturer’s Serial No. 208B1058, shall be terminated and (b) the Master Transport Services Agreement, dated January 1, 2005, between Blackwater Lodge and Training Center, Inc. (n/k/a U.S. Training Center, Inc.) and Presidential (the “Caravan Agreement”) shall be amended to (i) delete the last three sentences of Section 2, (ii) modify Section 9(a) to make the “Term” coextensive with the term under the License Agreement, and

(ii) delete the last sentence of Section 10.  Following the Closing, Presidential shall continue to provide services pursuant to the Caravan Agreement, as so amended.

ARTICLE 8.
CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

8.1                                 Conditions Precedent to Performance by Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

(a)                                  Representations and Warranties of Purchaser and AAR.  Each of the representations and warranties of Purchaser and AAR made in Article 6 which are not qualified as to materiality shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made by Purchaser and AAR again as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); and each of the representations and warranties of Purchaser and AAR made in Article 6 which are qualified as to materiality shall be true and correct as of the Execution Date and as of the Closing Date as though made by Purchaser and AAR again as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date).

(b)                                 Performance of the Obligations of Purchaser and AAR.  Purchaser and AAR shall have performed in all material respects all obligations required under this Agreement that are to be performed by them on or before the Closing Date, except with respect to the obligation to pay the Purchase Price, which shall be performed in all respects in accordance with the terms of this Agreement.

(c)                                  Injunctions, Actions or Proceedings.  No Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, and there shall not be pending or threatened in writing by any Governmental Authority any Action (i) challenging or seeking to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) seeking to obtain from Seller, the Acquired Companies or any of their respective Affiliates any material damages in connection with the transactions contemplated hereby or thereby.

(d)                                 Consents and Approvals.  Seller shall have received written evidence satisfactory to Seller that all Required Governmental Approvals and the Consents set forth on Exhibit 8.1(d) have been obtained.

(e)                                  Release of Affiliate Guaranties.  Seller shall have received written evidence satisfactory to Seller that (i) all Affiliate Guaranties have been fully and unconditionally released, including, if necessary, evidence that Purchaser has entered into a replacement guaranty in favor of any third-party creditor who is a beneficiary of such Affiliate

Guaranty and (ii) any other obligations of Seller and its Affiliates (other than the Acquired Companies) with respect to the Acquired Company Indebtedness shall have been fully and unconditionally released.

(f)                                    Closing Deliveries.  Purchaser shall have made the deliveries contemplated under Section 4.3.

8.2                                 Conditions Precedent to the Performance by Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by Purchaser in its sole discretion:

(a)                                  Representations and Warranties of Seller.  Each of the representations and warranties of Seller made in Article 5 which are not qualified as to materiality shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made by Seller again as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); and each of the representations and warranties of Seller made in Article 5 which are qualified as to materiality shall be true and correct as of the Execution Date and as of the Closing Date as though made by Seller again as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date).

(b)                                 Performance of the Obligations of Seller and the Acquired Companies.  Seller and each of the Acquired Companies shall have performed in all material respects all obligations required under this Agreement that are to be performed by Seller or any such Acquired Company on or before the Closing Date.

(c)                                  No Seller Material Adverse Effect.  Seller shall not have suffered a Seller Material Adverse Effect since the Execution Date.

(d)                                 Injunctions, Actions or Proceedings.  No Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, and there shall not be pending or threatened in writing by any Governmental Authority any Actions (i) challenging or seeking to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) seeking to obtain from Purchaser or any of their respective Affiliates any material damages in connection with the transactions contemplated hereby or thereby.

(e)                                  Consents and Approvals.  Purchaser shall have received written evidence satisfactory to Purchaser that all Required Governmental Approvals and the Consents set forth on Exhibit 8.2(e) have been obtained.

(f)                                    Reorganization.  The Reorganization shall have been completed in accordance with Exhibit 1.1D, except for those matters identified in Exhibit 1.1D as to be completed after the Closing.

(g)                                 Repayment of Indebtedness.  All outstanding Acquired Company Indebtedness of each Acquired Company shall have been paid in full at Closing in accordance with pay-off letters in a form reasonably acceptable to Purchaser and Seller.

(h)                                 Related Party Agreements.  The Contracts set forth as items 68, 69 and 71 in Section 5.14 of the Seller Disclosure Letter shall have been terminated.  The Caravan Agreement shall have been amended in a form reasonably acceptable to the Parties, and the related lease shall have been terminated, as contemplated by Section 7.22.

(i)                                     Policy of Denial.  The DOS shall have modified the policy of denial it applied to Seller to exempt the Acquired Companies.

(j)                                     Closing Deliveries.  Seller shall have made the deliveries contemplated under Section 4.2.

ARTICLE 9.
TERMINATION

9.1                                 Conditions of Termination.  This Agreement may be terminated only in accordance with this Section 9.1.  This Agreement may be terminated at any time before the Closing as follows:

(a)                                  By mutual written consent of Seller and Purchaser;

(b)                                 By Seller, by written notice to Purchaser, or by Purchaser, by written notice to Seller, if the Closing shall not have taken place on or before May 31, 2010 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) Seller, if the failure of Seller to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date, or (ii) Purchaser, if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)                                  By Seller, by written notice to Purchaser, if there shall have been a material breach of any covenant, obligation, representation or warranty of Purchaser or AAR contained in this Agreement, and such breach shall not have been remedied within 20 Business Days after receipt by Purchaser of a notice in writing from Seller specifying the breach and requesting such breach be remedied; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 9.1(c) if Seller is then in material breach of this Agreement; or

(d)                                 By Purchaser, by written notice to Seller, if there shall have been a material breach of any covenant, obligation, representation or warranty of Seller contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Purchaser at the Closing, and such breach shall not have been remedied within 20 Business Days after receipt by Seller of a notice in writing from Purchaser specifying the breach and requesting such breach be remedied; provided, however, that Purchaser shall not have the right to terminate this Agreement under this Section 9.1(d) if Purchaser is then in material breach of this Agreement.

9.2                                 Effect of Termination; Remedies.  In the event of termination pursuant to Section 9.1, the provisions of this Agreement shall immediately become void and of no further force and effect, other than Section 5.26, Section 6.7, Section 6.9, Section 7.10(a), Section 7.19, this Section 9.2 and Article 12, which shall survive the termination of this Agreement, and except that no such termination shall relieve any Party from liability for any willful breach of this Agreement prior to the time of termination.

ARTICLE 10.
TAX MATTERS

10.1                           Indemnification for Taxes.

(a)                                  Except to the extent such Taxes are accrued and specifically identified on the Closing Date Statements, from and after the Closing, Seller agrees to indemnify Purchaser and the Acquired Companies against, and agrees to hold Purchaser and the Acquired Companies harmless from, on an After-Tax Basis, (i) any Taxes attributable to the Acquired Companies or their Affiliates imposed on or incurred by the Acquired Companies or their Affiliates or by Purchaser with respect to the Acquired Companies or their Affiliates and attributable to any taxable period ending on or prior to the Closing Date, and the portion, determined as described in Section 10.1(c), of any such Taxes for any taxable period beginning prior to the Closing Date and ending after the Closing Date which is allocable to the portion of such period occurring prior to the Closing Date (the “Pre-Closing Period”); (ii) Taxes relating to any breach of a warranty or misrepresentation under Section 5.20 (without respect to any requirement contained in such representations and warranties relating to materiality); and (iii) any Loss or Taxes resulting from a breach of any of the covenants made by Seller in Sections 7.1(a)(xvii) and 7.1(a)(xviii) or Sections 10.2 through 10.10 inclusive.  For the avoidance of doubt, the Taxes for which Seller is indemnifying Purchaser pursuant to this Section 10.1 shall be determined without giving effect to the purchase and sale of the Membership Units and the transactions contemplated by this Agreement.

(b)                                 Purchaser shall be liable for, and agrees to indemnify Seller and its Affiliates against, and agrees to hold Seller and its Affiliates harmless from, on an After-Tax Basis, (i) any Taxes imposed on or incurred by the Acquired Companies, Purchaser or Seller and attributable to any taxable period beginning on or after the Closing Date, and the portion, determined as described in Section 10.1(c), of any such Taxes for any taxable period beginning prior to the Closing Date and ending after the Closing Date which is allocable to the portion of such period occurring on or after the Closing Date (the “Post-Closing Period”); and (ii) any Loss or Taxes resulting from a breach of any of the covenants made by Purchaser in Sections 10.2 through 10.10 (inclusive).

(c)                                  Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes of or with respect to an Acquired Company or its owner for a taxable period beginning prior to and ending after the Closing Date which is allocable to the Pre-Closing Period or the Post-Closing Period, the determination shall be made (i) in the case of property, ad valorem or similar Taxes (which are not based on or measured by production), by allocating all such Taxes on a per diem basis, (ii) in the case of franchise, capital or similar Taxes (which are not based on or measured by income or profit), by allocating all such Taxes on a per diem basis, and (iii) in the case of other Taxes, by assuming that each of the Pre-Closing Period and the Post-Closing Period constitutes a separate taxable period and by taking into account the actual taxable events occurring during each such period pursuant to a closing of the books of the Acquired Company occurring as of the Closing Date.

10.2                           Preparation and Filing of Tax Returns.

(a)                                  With respect to each Tax Return for, by or with respect to an Acquired Company that is required to be filed on or before the Closing Date, Seller shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively “Tax Items”) required to be included therein and shall timely file or cause to be filed (assuming it has authority to do so) such Tax Return with the appropriate taxing authority and shall (subject to any right of indemnification under Section 10.1) pay the amount of Taxes shown to be due by such Acquired Company or by Seller on such Tax Return.  Except to the extent required by law, such Tax Returns shall be prepared on a basis consistent with the past practice of such Acquired Company, and Seller will notify Purchaser in the event that any such Tax Return is not filed on a basis that is consistent with prior Tax Returns.  Seller will provide such Tax Returns to Purchaser no later than 30 days prior to their due date and permit Purchaser to review and comment on such Tax Returns.  For the avoidance of doubt, Seller shall not be required to provide any income tax returns of any owner of an Acquired Company.

(b)                                 With respect to each Tax Return for, by or with respect to an Acquired Company that is required to be filed after the Closing Date, Purchaser shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, and shall cause such Acquired Company to file timely such Tax Return with the appropriate taxing authority and shall (subject to any right of indemnification under Section 10.1) pay timely the amount of Taxes shown to be due by any Acquired Company or by Purchaser on such Tax Return.  Except as required by law, each return (a “Straddle Period Return”) that includes a period that begins prior to the Closing Date and ends after the Closing Date shall be filed on a basis consistent with such Acquired Company’s past practices.  Purchaser will provide such Straddle Period Returns to Seller no later than 30 days prior to their due date and permit Seller to review and comment on such Tax Returns.  Neither Purchaser nor the Acquired Companies shall file any amended Tax Returns for the Acquired Companies for any taxable period ending on or before the Closing Date unless required by applicable Law, and without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(c)                                  Notwithstanding the foregoing, with respect to each final “s-corporation” income Tax Return for each AWS Subsidiary required to be filed, Seller shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included, and shall cause such Tax Return to be timely filed with the appropriate taxing authorities and shall (subject to any right of indemnification under Section 10.1) pay timely the amount of Taxes shown to be due by such AWS Subsidiary or by Seller on such Tax Return.

10.3                           Access to Information.

(a)                                  Seller shall, subject to applicable Law, grant to Purchaser (or its designees) access at all reasonable times to all of the records relating to the Acquired Companies within the possession or control of Seller or its Affiliates (including work papers and correspondence with taxing authorities), and shall afford Purchaser (or its designees) the right (at Purchaser’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b)                                 Purchaser shall, subject to applicable Law, grant to Seller (or its designees) access at all reasonable times to all of the records relating to the Acquired Companies within the possession or control of Purchaser, its Affiliates, or any Acquired Company (including work papers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c)                                  Each of the Parties will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Acquired Companies or to any claims, audits or other proceedings affecting the Acquired Companies until the later of:  (i) the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate; (ii) the final determination of any controversy with respect to such taxable period; (iii) the final determination of any payments that may be required with respect to such taxable period under this Agreement; or (iv) three years following the due date with extensions for such Tax Returns.  Prior to disposing of any such records, notice shall be given to the other Party providing reasonable terms allowing such other Party to take, at its sole expense, possession of such records.

10.4                           Tax Proceedings.  In the event Purchaser, an Acquired Company, or any of their Affiliates receives notice of any examination, claim, adjustment or other proceeding with respect to the liability of an Acquired Company (or Seller or its Affiliates with respect to an Acquired Company) for Taxes for any taxable period for which Seller is or may be liable under Section 10.1, Purchaser shall, within 10 days, notify Seller in writing thereof and Seller shall be entitled, at its expense, to control or settle the contest of such examination, claim, adjustment or other proceeding.  Seller and Purchaser shall cooperate with each other, and with their respective Affiliates, and will consult with each other in the settlement of any proceeding described in this Section 10.4 that could affect the other.  Purchaser will provide, or cause to be provided, to Seller and its Affiliates necessary authorizations, including powers of attorney, to control any such proceeding.

10.5                           Tax Indemnification Procedures.

(a)                                  If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of a Party under Section 10.1 of this Agreement (referred to herein as the “Tax Indemnified Person”), the Tax Indemnified Person shall, upon receiving notice of such claim, promptly notify the Party obligated under this Agreement to so indemnify (referred to herein as the “Tax Indemnifying Person”) in writing of such fact.

(b)                                 The Tax Indemnifying Person shall, at its own expense, control all proceedings taken in connection with such claim (including selection of counsel and accountants), provided that (i) within thirty 30 days after the notice described in Section 10.5(a) has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Person but in no event sooner than 10 days after the Tax Indemnifying Person’s receipt of such notice), the Tax Indemnifying Person requests that such claim be contested, (ii) to the extent the Tax Indemnifying Person requests participation from the Tax Indemnified Person as provided in the final sentence of this Section 10.5(b), the Tax Indemnifying Person shall have agreed to pay to the Tax Indemnified Person all reasonable out-of-pocket costs and expenses that the Tax Indemnified Person incurs in connection with contesting such claim, including reasonable attorneys’ and accountants’ fees and disbursements, and (iii) if the Tax Indemnified Person is requested by the Tax Indemnifying Person to pay the Tax claims and sue for a refund, the Tax Indemnifying Person shall have paid the Tax Indemnified Person the amount of such claim.  The Tax Indemnified Person shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable Law) after the giving of the notice required by Section 10.5(a), shall give to the Tax Indemnifying Person any information reasonably requested relating to such claim, and otherwise shall reasonably cooperate with the Tax Indemnifying Person in good faith in order to contest effectively any such claim.  The Tax Indemnified Person shall participate in contesting such claim to the extent the Tax Indemnifying Person shall reasonably request in writing from time to time (including the selection of counsel and experts and the execution of powers of attorney).

(c)                                  Subject to the provisions of Section 10.5(b), the Tax Indemnified Person shall enter into a settlement of such contest with the applicable taxing authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction, all as the Tax Indemnifying Person may request.

(d)                                 If, after actual receipt by the Tax Indemnified Person of an amount paid by the Tax Indemnifying Person pursuant to Section 10.5(b)(iii), the extent of the liability of the Tax Indemnified Person with respect to the claim shall be established by the final judgment and/or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Person shall promptly repay the Tax Indemnifying Person the amount advanced to the extent of any refund received by the Tax Indemnified Person with respect to the claim together with any interest received thereon from the applicable taxing authority and any recovery of legal fees from such taxing authority, net of any Taxes as are required to be paid by the Tax Indemnified Person with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax without regard to any other Tax Items).  Notwithstanding the foregoing, the Tax Indemnified Person shall not be required to make any payment hereunder before such time as the Tax Indemnifying Person shall have made all payments or indemnities then due with respect to the Tax Indemnified Person pursuant to any provision of this Agreement.

(e)                                  Promptly after a final determination, the Tax Indemnifying Person shall pay to the Tax Indemnified Person the amount of any Taxes to which the Tax Indemnified Person may become entitled by reason of the provisions of this Article 10.

10.6                           Tax Refund.  All Tax refunds, credits or overpayments of or relating to an Acquired Company for a Pre-Closing Period shall be the exclusive and sole property of Seller.  Promptly after Purchaser’s or an Acquired Company’s receipt thereof, Purchaser or such Acquired Company, as applicable, shall pay the amount of any such refunds, credits, or overpayments to Seller, together with interest (at the Applicable Rate) thereon from and after the date of Purchaser’s or such Acquired Company’s, as applicable, receipt of such refunds, credits, or overpayments until such refunds, credits, or overpayments are paid in full to Seller.

10.7                           Conveyance Taxes.  Notwithstanding any other provision in this Agreement to the contrary, all Transfer Taxes arising out of, or directly attributable to, the transactions contemplated by this Agreement will be borne one-half by Seller and one-half by Purchaser.  The Parties shall cooperate to secure any available exemptions from any such Taxes and in providing any information and documentation that may be necessary to obtain such exemptions.

10.8                           338 Election.  The Parties agree that no Party will make any election under section 338 of the Code (or any election corresponding to section 338 of the Code under foreign, state or local laws) with respect to the purchase of the shares of the AWS Subsidiaries.

10.9                           Closing of Books.  The Parties intend that there be an interim closing of the books of the AWS Subsidiaries as a result of the transactions contemplated under this Agreement and, to the extent necessary, agree to take all actions necessary and appropriate (including providing the required consent and filing any necessary forms, returns, elections, schedules and other documents) as may be required to effect an interim closing of such books.

10.10                     Miscellaneous.  Purchaser and Seller agree to treat all payments made by either of them to or for the benefit of the other (including any payments to Seller) under this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.

10.11                     Conflict.  In the event of a conflict between the provisions of this Article 10 and Article 11, this Article 10 shall control.

ARTICLE 11.
SURVIVAL AND INDEMNIFICATION

11.1                           Survival.  The representations, warranties, covenants and obligations contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of 18 months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Section 5.17 (Environmental Matters), Section 5.22 (Employee Benefit Plans) and paragraphs (a) and (b) of Section 5.23 (Aircraft Operations) shall survive until the second anniversary of the Closing Date, (b) the representations and warranties set forth in paragraph (c) of Section 5.7 (Compliance with Laws), Section 5.10 (Title to Assets)

and paragraphs (c) through (g) of Section 5.23 (Aircraft Operations) shall survive until the fifth anniversary of the Closing Date, (c) the representations and warranties set forth in Section 5.15 (Government Contracts) and Section 5.20 (Taxes) shall survive until the expiration of the applicable statute of limitations, (d) the representations and warranties in Section 5.1 (Organization, Authorization and Validity) and Section 5.2 (Capital Structure; Ownership of Membership Units) shall survive indefinitely (the representations and warranties identified in the foregoing clauses (a), (b) (c) and (d) of this Section 11.1 are referred to collectively as the “Special Warranties”) and (e) any covenant or obligation contained herein or therein that by its express terms survives beyond the Survival Period shall survive until fully performed or fulfilled.  Any claim for breach of a representation, warranty, covenant or obligation and claim for indemnification under Article 11, to be effective, must be asserted in a writing delivered to the Indemnifying Party prior to the date upon which the applicable Survival Period expires.

11.2                           Indemnification of Purchaser.  Subject to, and to the extent and only to the extent provided in, Section 11.4 and the other provisions of this Article 11, from and after the Closing, Seller agrees to indemnify Purchaser and its Affiliates (the “Purchaser Indemnified Parties”) against, and agrees to hold the Purchaser Indemnified Parties harmless from, any and all Losses incurred or suffered by any Purchaser Indemnified Party to the extent arising out of or resulting from any of the following:

(a)                                  any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement or any certificate delivered by Seller pursuant to this Agreement;

(b)                                 any breach by Seller of, or failure by Seller to perform, any covenant or obligation of Seller set out in this Agreement or any certificate delivered by Seller pursuant to this Agreement;

(c)                                  the matters identified on Exhibit 11.2(c);

(d)                                 the Excluded Obligations; or

(e)                                  a Release of Hazardous Materials or a violation of Environmental Laws that first arose or began prior to the Closing (whether in whole or part and without regard to the continuing nature of any Release or violation) at or from the Leased Real Property or any other property currently or previously owned, occupied, used or leased by an Acquired Company prior to the Closing Date, regardless of whether such Release or violation was alleged or discovered or manifested itself in any manner prior to the Closing Date and regardless of who discovered the Release or violation.

11.3                           Indemnification of Seller.  Subject to, and to the extent and only to the extent provided in, Section 11.4 and the other provisions of this Article 11, from and after the Closing, Purchaser agrees to indemnify Seller and its Affiliates (the “Seller Indemnified Parties”) against, and agrees to hold the Seller Indemnified Parties harmless from, any and all Losses incurred or suffered by any Seller Indemnified Party to the extent arising out of or resulting from any of the following:

(a)                                  any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement; or

(b)                                 any breach by Purchaser of, or failure by Purchaser to perform, any covenant or obligation of Purchaser set out in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement.

11.4                           Limitations on Liability.  Notwithstanding any other provision of this Agreement or applicable Law:

(a)                                  The Purchaser Indemnified Parties shall have the right to indemnification under Section 11.2(a), only if, and only to the extent that, the Purchaser Indemnified Parties shall have incurred indemnifiable Losses in excess of $750,000 (the “Deductible”), in which case the Purchaser Indemnified Parties shall have a right to payment for the amount of such Losses in excess of the Deductible; provided, however, that the limitations in this clause (a) shall not apply to any indemnification obligations of Seller arising from a breach of the Special Warranties.

(b)                                 Under no circumstances shall (i) the aggregate amount that the Purchaser Indemnified Parties are entitled to be paid or recover under or in connection with Section 11.2(a) exceed $22,500,000 or (ii) the aggregate amount that the Purchaser Indemnified Parties are entitled to be paid or recover under or in connection with Sections 11.2(c) or 11.2(e) exceed the Purchase Price.

(c)                                  Any payments required to be made by Seller under Section 11.2 and Article 10 shall be paid first from the Escrow Fund, in accordance with the terms of the Escrow Agreement, and then by Seller.

(d)                                 The Purchaser Indemnified Parties’ sole and exclusive remedy for any Losses arising as a result of any “Triggering Event” (as defined in the Second Escrow Agreement) shall be Purchaser’s right to receive payments under the Second Escrow Agreement and the Escrow Agreement (to the extent provided in Section 3.5 of the Second Escrow Agreement) as provided therein, and Purchaser on behalf of itself and each of the Purchaser Indemnified Parties, hereby waives, releases, and agrees not to assert any other rights or remedies for other Losses of any nature or kind with respect thereto, including any claim for indemnification under Section 11.2.

(e)                                  Except for Losses arising from a third-party claim, in no event shall any Indemnified Parties be indemnified against, held harmless for, paid for, or entitled to make a claim for or recover any special, punitive, exemplary, speculative, indirect, incidental or consequential damages or lost profits, any diminution of value or multiples of earnings, whether or not the possibility of such damages has been disclosed to the Indemnifying Party in advance or could have been reasonably foreseen by the Indemnifying Party.

(f)                                    Section 11.2 and Section 11.3 shall not apply in respect of Tax matters, which are covered by Article 10.

(g)                                 From and after the Closing, the sole and exclusive liability and responsibility of an Indemnifying Party or a Tax Indemnifying Person to an Indemnified Party or a Tax Indemnified Person, as applicable, under or in connection with this Agreement, or the transactions contemplated hereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of or failure to perform any covenant or obligation or for any other reason), and the sole and exclusive remedy of the Indemnified Parties or Tax Indemnified Persons, as applicable, with respect to any of the foregoing, shall be as set forth in this Article 11, Article 10 and, where applicable, the Escrow Agreement and the other Ancillary Agreements.  To the extent that the Purchaser Indemnified Parties or Tax Indemnified Persons of Purchaser have any Losses for which they may assert any other right to indemnification, contribution or recovery from Seller or any Affiliate of Seller (whether under this Agreement, under any common law, or under any Environmental Law or any statute or otherwise), Purchaser on behalf of itself and its Affiliates, hereby waives, releases and agrees not to assert such right and agrees to cause each of the Purchaser Indemnified Parties and Tax Indemnified Persons of Purchaser to waive, release and agree not to assert such right.

(h)                                 Neither Seller nor any of its Affiliates shall have any liability under or otherwise in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby for any Loss (i) to the extent arising as a result of any action taken or omitted to be taken by Purchaser or any of its Affiliates in violation of this Agreement, (ii) to the extent arising from or relating to any matter disclosed on the Disclosure Letters (except as provided in paragraphs (c) through (e) of Section 11.2), (iii) to the extent arising from a change in Law that becomes effective after the Closing Date and (iv) to the extent such Loss is accrued, provided or reserved for in, or otherwise taken into account or rejected in connection with, (A) the calculation of the Final Net Asset Value Amount or the preparation of the Final Closing Net Asset Value Statement or (B) the calculation of the Final Closing Net Cash Amount or the Final Closing Net Cash Amount Statement.

(i)                                     Notwithstanding anything to the contrary contained herein, the indemnification obligations under Section 11.2 shall not limit Purchaser’s right to recover Losses that result from or arise out of fraud or intentional misrepresentation of Seller.

11.5                           Claims.  As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any Action, of the type described in Section 11.6, but in any event no later than 10 Business Days after first becoming aware of such claim, the Indemnified Party shall give notice to the Indemnifying Party of such claim, which notice shall specify in reasonable detail the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Party seeks hereunder from the Indemnifying Party, together with such information as may be necessary for the Indemnifying Party to determine that the limitations in Section 11.4 have been satisfied or do not apply, to the extent available; provided, however, that the failure of the Indemnified Party to give such notice shall not constitute a waiver of such Indemnified Party’s rights and remedies under this Article 11, except to the extent (if any) that the Indemnifying Party shall have been actually prejudiced thereby.

11.6                           Notice of Third-Party Claims; Assumption of Defense.  The Indemnified Party shall give notice as promptly as is reasonably practicable, but in any event no later than five Business Days after receiving notice thereof, to the Indemnifying Party of the assertion of any claim, or the commencement of any Action, by any Person not an Indemnified Party hereunder in respect of which indemnity may be sought under this Agreement, which notice shall specify in reasonable detail the nature and amount of such claim, together with such information as may be necessary for the Indemnifying Party to determine that the limitations in Section 11.4 have been satisfied or do not apply; provided, however, that the failure of the Indemnified Party to give such notice shall not constitute a waiver of such Indemnified Party’s rights and remedies under this Article 11 except to the extent (if any) that the Indemnifying Party shall have been actually prejudiced thereby.  Provided that the Indemnifying Party acknowledges its obligation to indemnify pursuant to Section 11.2 or Section 11.3, as the case may be, the Indemnifying Party may, at its own expense, (a) participate in the defense of any such claim or Action, and (b) upon notice to the Indemnified Party, at any time during the course of any such claim or Action, assume and control the defense thereof with counsel of its own choice and, in the event of such assumption, shall have the exclusive right, subject to Section 11.7, to settle or compromise such claim or Action.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  Whether or not the Indemnifying Party chooses to defend or prosecute any such claim or Action, all of the Parties hereto shall cooperate in the defense or prosecution thereof.  For the avoidance of doubt, the Parties acknowledge and agree that Seller shall have the right to control the defense of, and the sole authority to approve and authorize the filing of pleadings, briefs and other documents on behalf of the Acquired Companies with respect to, the matters which are the subject of clauses (c), (d) and (e) of Section 11.2 (including the Actions set forth on Exhibit 7.1(a)(xii)) (collectively, the “Retained Actions”).  All responsibility for and control of the Retained Actions shall transfer to Seller at the Effective Closing Time without further action on the part of the Parties or the Acquired Companies.

11.7                           Settlement or Compromise.  Any settlement or compromise made or caused to be made by the Indemnified Party (unless the Indemnifying Party has the exclusive right to settle or compromise under clause (b) of Section 11.6) or the Indemnifying Party, as the case may be, of any such claim or Action of the kind referred to in Section 11.6 shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that (i) the Indemnifying Party shall not, without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement with respect to any Action (other than an Action set forth on Exhibit 7.1(a)(xii)) (A) if such judgment or settlement does not include as an unconditional term thereof the giving by such claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of applicable Law, or (C) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party, or such settlement would reasonably be expected to have a material adverse effect on the business, assets or results of operations of the Acquired Companies, taken as a whole, (ii) the Indemnifying Party shall not, without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement with respect to any Action set forth on Exhibit 7.1(a)(xii) if, as a result of such consent or settlement, injunctive or other equitable relief (including a monitor) or other similar obligation would be imposed against the Indemnified Party and (iii) the Indemnified Party will not compromise or settle any claim or Action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  For the avoidance of doubt, the Parties acknowledge and agree that Seller shall act, at Seller’s expense, on behalf of the Acquired Companies and shall have the sole authority, subject to the provisions of this Section 11.7, to enter into discussions, negotiations, settlements, compromises and judgments with any plaintiffs or other Persons with respect to any Retained Action.  Upon Seller’s request to Purchaser, Purchaser shall promptly cause an appropriate officer of each relevant Acquired Company to execute any document, agreement or instrument evidencing any settlements, compromises or judgments with respect to any Retained Action that have been authorized by Seller in accordance with this Section 11.7.

11.8                           Net Losses and Subrogation; Mitigation.

(a)                                  Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses, (ii) any Tax benefit realized by the Indemnified Party (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses or by the Indemnified Party (or any of its Affiliates) from any indemnification payment with respect to such Losses and (iii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party.  Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries.  If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after the Indemnified Party has been paid with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Losses for which the Indemnified Party has been paid).

(b)                                 Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates.  Such Indemnified Party (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)                                  Each Indemnified Party shall use all commercially reasonable efforts to mitigate any Losses that such Indemnified Party asserts or is reasonably likely to assert under this Article 11.

11.9                           Purchase Price Adjustments.  Any amounts payable under Section 11.2 or Section 11.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price in accordance with Section 10.10.

11.10                     Specific Performance.  Each Party acknowledges that, in case of any breach of its respective covenants or other obligations hereunder prior to the Closing, the non-breaching Party would suffer immediate and irreparable harm for which money damages would be inadequate to remedy and, accordingly, in case of any such breach, the non-breaching Party shall be entitled to obtain specific performance and other equitable remedies, in addition to other remedies provided in this Article 11.

11.11                     Escrow Fund.  At Closing, the Escrow Amount shall be deposited in escrow pursuant to Section 3.1(b), which escrow deposit, together with the interest earned thereon as provided therein, is referred to herein as the “Escrow Fund.”  The Escrow Fund shall be held as security for the purposes set forth in the Escrow Agreement and shall be disbursed in the manner set forth in the Escrow Agreement.  The term of the Escrow Agreement shall, except as expressly provided in the Escrow Agreement, be for a period of 18 months after the Closing Date (the “Escrow Period”); provided, however, that the Escrow Agreement shall not terminate (but shall continue in full force and effect until claims are resolved) with respect to any unresolved claims to which any of the Purchaser Indemnified Parties has given timely notice prior to the expiration of the Escrow Period.  Upon the expiration of the Escrow Period, the amount remaining in the Escrow Fund shall, except as expressly provided in the Escrow Agreement, be disbursed to Seller in the manner set forth in the Escrow Agreement.

11.12                     Second Escrow Fund.  At Closing, the Second Escrow Amount shall be deposited in escrow pursuant to Section 3.1(c), which escrow deposit, together with the interest earned thereon as provided therein, is referred to herein as the “Second Escrow Fund.”  The Second Escrow Fund shall be held as security for the purposes set forth in the Second Escrow Agreement and shall be disbursed in the manner set forth in the Second Escrow Agreement.  The term of the Second Escrow Agreement shall, except as expressly provided in the Second Escrow Agreement, be for a period of 18 months after the Closing Date (the “Second Escrow Period”).   Upon the expiration of the Second Escrow Period, the amount remaining in the Second Escrow Fund shall, except as expressly provided in the Second Escrow Agreement, be disbursed to Seller in the manner set forth in the Second Escrow Agreement.

ARTICLE 12.
MISCELLANEOUS

12.1                           Further Assurances.  At the request of the requesting Party, Purchaser or Seller or the Acquired Companies, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as Purchaser or Seller or the Acquired Companies, as applicable, or their respective counsel may reasonably request to further effectuate or evidence the transactions set forth in Article 2.  From and after the Closing, Purchaser shall cause the Acquired Companies to remit promptly (but in any event within two Business Days after receipt) to Seller all amounts received with respect to the Excluded Assets, without any setoff or other reduction, except as otherwise contemplated in Section 7.4(c) or Section 7.21.

12.2                           Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except with the written consent of the other Party, no assignment of this Agreement or any rights or obligations hereunder, by operation of law or otherwise, may be made by any Party.

12.3                           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such state are superseded by applicable federal law.  The Parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction over the State of Delaware.  EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY ACTUAL OR PROPOSED TRANSACTION OR OTHER MATTER CONTEMPLATED IN OR RELATING TO THIS AGREEMENT.

12.4                           Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall pay its own fees and expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.

12.5                           Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

12.6                           Bulk Transfer Laws.  Purchaser acknowledges that Seller will not comply with the provisions of any bulk transfer or bulk sale laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

12.7                           Notices.

(a)                                  All notices, requests, demands, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given:  (i) on the date of service, if served personally on the Party to whom notice is to be given; (ii) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service addressed to the Party to whom notice is to be given; or (iii) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

If to Seller:

Xe Services, LLC

850 Puddin Ridge Road

Moyock, North Carolina 27958

Attention: General Counsel

with a copy to (which shall not constitute notice):

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention:  Elizabeth A. Raymond, Esq.

If to Purchaser or AAR:

AAR CORP.

1100 North Wood Dale Road

Wood Dale, IL 60191

Attention: Robert J. Regan, Esq.

with a copy to (which shall not constitute notice):

Schiff Hardin LLP

233 South Wacker Drive

Suite 6600

Chicago, Illinois 60606

Attention:  Robert J. Minkus, Esq.

(b)                                 Any Party may change its address for the purpose of this Section 12.7 by giving the other Parties written notice of its new address in the manner set forth above.

12.8                           Amendments; Waivers.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Purchaser and Seller, or in the case of a waiver, by the Party waiving compliance.  Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

12.9                           Public Announcements.  Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Purchaser, the Acquired Companies, Seller or any of their respective Affiliates, officers, directors, employees, representatives or agents without the prior written agreement of Purchaser and Seller, in any case, as to form, content, timing and manner of distribution or publication.  On and after the Closing Date, Seller, Purchaser and the Acquired Companies agree to hold confidential the terms and provisions of this Agreement and the terms of the transactions contemplated hereby.  Notwithstanding the foregoing, nothing in this Section 12.9 shall prevent any Party from (a) making any public announcement or disclosure required by Law or the rules of any stock exchange, (b) discussing this Agreement or its contents or the transactions contemplated hereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions or (c) enforcing its rights hereunder.

12.10                     Entire Agreement.  This Agreement and the Ancillary Agreements contain the entire understanding between the Parties with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  All Disclosure Letters hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

12.11                     No Third-Party Beneficiaries.  The provisions of this Agreement are for the benefit only of the Parties, and no third party may seek to enforce, or benefit from, these provisions; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of Section 7.17.  Except for the Persons described in the immediately preceding sentence, the Parties specifically disavow any desire or intention to create any third-party beneficiary hereunder and specifically declare that no Person, except for the Parties, and their respective successors and permitted assigns, shall have any right hereunder nor any right of enforcement hereof.

12.12                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

12.13                     Joint Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.14                     Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits attached to this Agreement and Disclosure Letters are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural forms of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Underscored references to Articles, Sections, clauses, Exhibits or Disclosure Letters shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit to, this Agreement or any section of a Disclosure Letter.  The use of the terms “dollars” and “$” shall in all cases herein mean United States dollars.

12.15                     Disclosure Letters.

(a)                                  Any information disclosed in any section of a Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Ancillary Agreements to the extent the relationship of such matter to such other section of a Disclosure Letter is reasonably apparent on its face.  Neither the specification of any dollar amount or any item or matter in any provision of this Agreement or any Ancillary Agreement nor the inclusion of any specific item or matter in any Disclosure Letter hereto or thereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not material for purposes of this Agreement or any Ancillary Agreement.  Neither the specification of any item or matter in any provision of this Agreement or any Ancillary Agreement nor the inclusion of any specific item or matter in any Disclosure Letter hereto or thereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Ancillary Agreement.

(b)                                 From time to time through the Closing, Seller, on the one hand, shall notify Purchaser of, and Purchaser, on the other hand, shall notify Seller of, and shall supplement or amend the Seller Disclosure Letter with respect to, any matter that (i) may arise after the Execution Date and that, if existing or occurring at or prior to the Execution Date, would have been required to be set forth or described in the Seller Disclosure Letter or (ii) makes it necessary to correct any information in the Seller Disclosure Letter or in any representation and warranty of Seller or Purchaser, as applicable, that has been rendered inaccurate thereby.  No such supplement or amendment to the Seller Disclosure Letter shall be deemed to cure any breach of any representation or warranty for purposes of Section 8.1(a) or Section 8.2(a) (as applicable) or for purposes of Section 9.1(c) or Section 9.1(d) (as applicable).

[SIGNATURE PAGE FOLLOWS]

Each of the Parties and AAR has caused this Membership Unit Purchase Agreement to be executed on its behalf by a duly authorized officer, all as of the day and year first above written.

XE SERVICES LLC

By:	/s/ Joseph M. Yorio
Name:	Joseph M. Yorio
Title:	President

AAR AIRLIFT, LLC

By:	/s/ Randy J. Martinez
Name:	Randy J. Martinez
Title:	Chief Executive Officer

AAR CORP., for the purposes of Article 6, Section 7.3 and Section 7.19 only

By:	/s/ David P. Storch
Name:	David P. Storch
Title:	Chairman and Chief Executive Officer